Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

THE CHEFS’ WAREHOUSE MIDWEST, LLC

QG HOLDING, INC.,

QUEENSGATE FOOD GROUP, LLC,

MULLAGHAN PROPERTIES, LLC,

SP BEVERAGE CO., LLC

THE BONDHOLDERS

(named herein),

J. MARK MULLEN

(as the Bondholders’ Representative),

and

QUEENSGATE FOOD GROUP EMPLOYEE

STOCK OWNERSHIP TRUST

December 31, 2012

TABLE OF CONTENTS

ARTICLE I.
ASSET PURCHASE; CLOSING	2
1.1 Purchase and Sale of Assets	2
1.2 Acquired Assets	2
1.3 Excluded Assets	3
1.4 Liabilities	4
1.5 Purchase Price and Adjustments	6
1.6 Escrow Agreement	12
1.7 Allocation	12
1.8 Time and Place of Closing	12
1.9 Closing Deliverables	13

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES AND THE BONDHOLDERS	15
2.1 Organization and Power	15
2.2 Authorization	16
2.3 Non-Contravention	17
2.4 Financial Statements	17
2.5 Books and Records	18
2.6 Inventory	18
2.7 Assets	18
2.8 Real Property	18
2.9 Contracts	19
2.10 Absence of Certain Changes	20
2.11 Litigation	22
2.12 Brokerage	22
2.13 Employees.	22
2.14 Intellectual Property	23
2.15 Employee Benefit Plans	23
2.16 Insurance	24
2.17 Customers and Suppliers	25
2.18 Legal Compliance	25
2.19 Tax Matters	25
2.20 Environmental Matters	26
2.21 Orders, Commitments and Returns	27
2.22 Purchased Accounts Receivable	27
2.23 Full Disclosure	27

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE ESOP	28
3.1 Organization	28
3.2 Authority Relative to this Agreement; No Violation	28
3.3 Conflicts, etc	28

3.4 Title	29
3.5 Investigations; Litigation	29
3.6 Legal Counsel	29
3.7 Disclosure Materials	29
3.8 No Brokers	29
3.9 Excise Taxes	29
3.10 Full Disclosure	30

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER	30
4.1 Organization, Power and Authority	30
4.2 Authorization; No Breach	30
4.3 Litigation	31
4.4 Brokerage	31

ARTICLE V.
POST-CLOSING COVENANTS AND AGREEMENTS	31
5.1 Employee Matters and Employee Benefits	31
5.2 Non-Competition	32
5.3 Further Assurances	33
5.4 Confidentiality	34
5.5 Transfer Taxes	35
5.6 Property Taxes	35
5.7 Cooperation on Tax Matters	35
5.8 Misdirected Payments	36
5.9 Consents	36
5.10 Payment of Excluded Liabilities	36
5.11 Bulk Sales	36
5.12 Books and Records	37
5.13 Access	37
5.14 Post-Closing Environmental Matters	37
5.15 UniPro Receivables	37

ARTICLE VI.
INDEMNIFICATION	38
6.1 Survival	38
6.2 Indemnification	38
6.3 Limits on Indemnification	40
6.4 Matters Involving Third Parties	41
6.5 Right to Offset	42
6.6 Insurance	42

ARTICLE VII.
MISCELLANEOUS	43
7.1 Fees and Expenses	43
7.2 Press Release and Announcements	43
7.3 Remedies	43
7.4 Consent to Amendments; Waivers	43
7.5 Successors and Assigns	43

7.6 Severability	44
7.7 Counterparts	44
7.8 Descriptive Headings; Interpretation	44
7.9 Entire Agreement	44
7.10 No Third-Party Beneficiaries	44
7.11 Schedules and Exhibits	44
7.12 Governing Law	44
7.13 Venue	45
7.14 Notices	45
7.15 No Strict Construction	48
7.16 Bondholders’ Representative	49

ANNEXES
Annex A	—	Definitions

EXHIBITS

Exhibit A	—	Form of Earn-Out Agreement
Exhibit B	—	Closing Date Balance Sheet
Exhibit C	—	Form of Escrow Agreement
Exhibit D	—	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit E	—	Form of Deed
Exhibit F	—	Form of Offer Letters
Exhibit G	—	Form of Non-Competition Agreement and Non-Solicitation Agreement

SCHEDULES

Schedule 1.2(b)	—	Personal Property
Schedule 1.2(c)	—	Acquired Intellectual Property
Schedule 1.2(d)	—	Assumed Contracts
Schedule 1.2(k)	—	Purchased Accounts Receivable
Schedule 1.3(c)	—	Excluded Contracts
Schedule 1.3(i)	—	Excluded Assets
Schedule 1.5(f)(i)	—	Notes Receivable
Schedule 1.9(a)(v)	—	Permitted Liens
Schedule 1.9(a)(vi)	—	Offer Letters
Schedule 1.9(a)(vii)	—	Persons Executing Non-Competition Agreements and Non-Solicitation Agreements
Schedule 2.1(c)	—	Capitalization of Parent
Schedule 2.3	—	Consent Exceptions
Schedule 2.7	—	Liens and Exceptions
Schedule 2.8(a)	—	Owned Real Property
Schedule 2.8(a)(ii)	—	Lease of Owned Real Property
Schedule 2.9	—	Material Contracts
Schedule 2.10	—	Absence of Certain Changes
Schedule 2.11	—	Proceedings
Schedule 2.13(a)	—	Seller Employees
Schedule 2.14	—	Acquired Intellectual Property
Schedule 2.15(a)	—	Parent Employee Plans
Schedule 2.17	—	Customers and Suppliers
Schedule 2.20(b)	—	Environmental Matters
Schedule 2.20(c)	—	Environmental Assessments and Reports
Schedule 4.2(b)	—	Conflicts
Schedule 5.1(a)	—	Eligible Employees
Schedule 5.2(b)	—	Restrictive Covenant Time Periods

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2012, is by and among The Chefs’ Warehouse Midwest, LLC, a Delaware limited liability company (“Buyer”), QG Holding, Inc., an Ohio corporation (“Parent”), Queensgate Food Group, LLC, an Ohio limited liability company (“Queensgate”), Mullaghan Properties, LLC, an Ohio limited liability company (“Mullaghan”), SP Beverage Co., LLC, an Ohio limited liability company (“Beverage” and, together with Parent, Queensgate and Mullaghan, the “Seller Parties”), the bondholders listed on the signature pages hereto (each a “Bondholder” and collectively, the “Bondholders”), J. Mark Mullen, as the sole representative of the Bondholders (the “Bondholders’ Representative”), and Colin M. Henderson, not in his individual capacity but solely in his capacity as Trustee (the “ESOP Trustee”), of the Queensgate Food Group Employee Stock Ownership Trust (the “Trust”) established in conjunction with and pursuant to the Queensgate Food Group Employee Stock Ownership Plan (the “Plan” and, together with the Trust, the “ESOP”). Buyer, the Seller Parties, the Bondholders, the Bondholders’ Representative, and the ESOP are referred to collectively herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined in the text of this Agreement have the meanings given to such terms in Annex A hereto.

RECITALS

WHEREAS, the Bondholders hold all of those certain junior subordinated notes issued by the Parent and will benefit financially as a result of this Agreement;

WHEREAS, Parent owns 100% of Queensgate’s membership interests;

WHEREAS, Queensgate owns 100% of Beverage’s membership interests;

WHEREAS, Parent owns 100% of Mullaghan’s membership interests;

WHEREAS, Parent, Queensgate and Beverage are the only entities engaged in the Business;

WHEREAS, on the date hereof, Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from Parent, Queensgate and Beverage, and Parent, Queensgate and Beverage desire to sell, assign, transfer, convey and deliver the Acquired Assets and assign the Assumed Liabilities to Buyer upon the terms and conditions set forth in this Agreement; and

WHEREAS, on the date hereof, Buyer desires to purchase the Owned Real Property from Mullaghan and Mullaghan desires to sell, transfer and convey the Owned Real Property to Buyer upon the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

ASSET PURCHASE; CLOSING

1.1 Purchase and Sale of Assets. Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Buyer agrees to purchase from Parent, Queensgate, Mullaghan and Beverage, and Parent, Queensgate, Mullaghan and Beverage agree to sell, transfer, assign, convey and deliver to Buyer, all of Parent’s, Queensgate’s, Mullaghan’s and Beverage’s right, title and interest in, to and under the Acquired Assets, free and clear of all Liens.

1.2 Acquired Assets. As used herein, “Acquired Assets” shall mean, other than the Excluded Assets, any and all assets, properties, rights, licenses, Contracts, real property, causes of action and businesses of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, licensed or leased by Parent, Queensgate, Mullaghan or Beverage and used (or held for use) in the Business, including, but not limited to, all of Parent’s, Queensgate’s, Mullaghan’s and Beverage’s right, title and interest in, to and under the following:

(a) the Inventory of Parent, Queensgate and Beverage used in the operation of the Business (the “Acquired Inventory”);

(b) all tangible personal property of Parent, Queensgate, Mullaghan and Beverage used (or held for use) in the Business, including the Acquired Inventory, all of which is identified on Schedule 1.2(b) (collectively, the “Personal Property”);

(c) all Intellectual Property of Parent, Queensgate and Beverage used (or held for use) in the Business, which is identified on Schedule 1.2(c) (the “Acquired Intellectual Property”);

(d) all rights and benefits of Parent, Queensgate, Mullaghan and Beverage under Contracts relating to the Business which are set forth on Schedule 1.2(d), but specifically excluding the Excluded Contracts (collectively, the “Assumed Contracts”);

(e) all rights of Mullaghan in respect of the Owned Real Property;

(f) all goodwill and going concern value of Parent, Queensgate, Mullaghan or Beverage relating to the Business;

(g) to the extent transferable, all Governmental Licenses held by Parent, Queensgate or Beverage related to the Business and held by Mullaghan related to the Owned Real Property;

(h) all existing books, records, files, papers and correspondence of Parent, Queensgate, Mullaghan and Beverage (whether in original, photostatic, electronic or other form or medium) related to the Business, the Acquired Assets or the Assumed Liabilities, including all lists of customers (past (for the trailing 12 months) and present), potential customers and vendors (past (for the trailing 12 months) and present), all files and documents relating to customers and vendors, copies of all Assumed Contracts, sales records, invoices, inventory records, personnel and employment files and records relating to the Hired Employees (to the extent permitted by Law), cost and pricing information, business plans, catalogs, quality control records and manuals, research and development files, Trademark files and litigation files, financial and accounting records and service and warranty records;

(i) all of Parent’s, Queensgate’s, Mullaghan’s and Beverage’s rights under manufacturers’, vendors’ and contractors’ guaranties, indemnities, representations and warranties relating to the Acquired Assets, the Business or the Assumed Liabilities and all similar rights against third parties relating to the Acquired Assets, the Business or the Assumed Liabilities;

(j) all claims of Parent, Queensgate, Mullaghan and Beverage against third parties relating to the Acquired Assets, including, but not limited to, those claims identified on Schedule 2.11 for which Parent, Queensgate, Mullaghan or Beverage is identified as a plaintiff or creditor, but excluding any such claims identified on Schedule 1.3(i);

(k) all of Parent’s, Queensgate’s, Mullaghan’s and Beverage’s accounts, accounts receivable and notes receivable (excluding any Notes Receivable, as defined below), whether or not billed or accrued or recorded or unrecorded, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto arising from or related to the Business which are identified on Schedule 1.2(k) (the “Purchased Accounts Receivable”); and

(l) all rights of Parent, Queensgate, Mullaghan and Beverage relating to deposits and prepaid expenses, claims of refunds and rights to offset in respect thereof that are not excluded under Section 1.3(f).

1.3 Excluded Assets . Notwithstanding Section 1.2 of this Agreement or anything to the contrary elsewhere in this Agreement, Parent, Queensgate, Mullaghan and Beverage are not selling, and Buyer is not purchasing, pursuant to this Agreement, Parent’s, Queensgate’s, Mullaghan’s or Beverage’s right, title and interest in, to and under the following (collectively, the “Excluded Assets”), all of which shall be retained by Parent, Queensgate, Mullaghan or Beverage, as applicable:

(a) all cash and investments;

(b) all claims, causes of action, choses in action, rights to insurance or indemnity, rights of recovery and rights of set-off of any kind against any Person to the extent arising out of or relating to any Excluded Asset or Excluded Liability;

(c) all rights of Parent, Queensgate, Mullaghan or Beverage under any Contract identified in Schedule 1.3(c) (the “Excluded Contracts”);

(d) all Tax Returns, and all notes, worksheets, files or documents relating thereto, for any Pre-Closing Tax Period, provided that Buyer shall be entitled to receive copies thereof to the extent any of the Acquired Assets are included therein;

(e) any bill backs, discounts or supplier rebates relating to the Acquired Inventory to the extent received by Parent, Queensgate or Beverage prior to Closing;

(f) all claims for and rights to receive refunds, rebates or similar payments of Taxes to the extent such Taxes were paid by or on behalf of Parent, Queensgate, Mullaghan or Beverage with respect to the Acquired Assets for any Pre-Closing Tax Period or for any Tax period ending on or prior to the Effective Time;

(g) all claims, causes of action, choses in action and rights to insurance under insurance policies related to events or occurrences prior to the Closing, so long as such events or occurrences shall not impact the Acquired Assets post-Closing;

(h) all rights in connection with and assets of Employee Plans;

(i) those assets listed on Schedule 1.3(i);

(j) the rights of Parent, Queensgate, Mullaghan or Beverage under this Agreement and each other Transaction Document;

(k) all personnel records and other records that Seller Parties are required by law to retain in their possession; provided, however, that the Seller Parties shall provide copies of those documents that Buyer may reasonably request; and

(l) all minute books, stock and equity records and other related materials related to the Seller Parties; provided, however, that the Seller Parties shall provide copies of those documents that Buyer may reasonably request.

1.4 Liabilities.

(a) Assumed Liabilities. Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge, when due, only the following Liabilities of Parent, Queensgate, Mullaghan or Beverage (the “Assumed Liabilities”):

(i) all Liabilities of Parent, Queensgate, Mullaghan or Beverage under or related to the Assumed Contracts which are incurred on or after the Effective Time (excluding any Liabilities arising as a result of any act or omission which occurred prior to the Effective Time or the breach of any representation or warranty hereunder by any of Parent, Queensgate, Mullaghan or Beverage); and

(ii) all current Liabilities of Parent, Queensgate, Mullaghan or Beverage (excluding the current portion of long-term debt, cash overdrafts and the fair value of derivatives) that are reflected in the Final Closing Date Net Working Capital.

(b) Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any other Liabilities of Parent, Queensgate, Mullaghan, Beverage, or the ESOP. From and after the Closing, Parent, Queensgate, Mullaghan, Beverage, or the ESOP, as applicable, shall remain liable for and shall pay, perform and discharge when due all of such Party’s, or any of their Affiliates’, Liabilities that are not specifically included in the Assumed Liabilities (the “Excluded Liabilities”), including, but not limited to, the following:

(i) all Liabilities of Parent, Queensgate, Mullaghan or Beverage under or related to the Excluded Assets, including all Liabilities of Parent, Queensgate, Mullaghan or Beverage under or related to Excluded Contracts;

(ii) all Liabilities of Parent, Queensgate, Mullaghan or Beverage arising from the breach or default (or any act or omission by Parent, Queensgate, Mullaghan or Beverage which, with or without notice or lapse of time or both, would constitute a breach or default) prior to the Closing of any term, covenant or provision of any Contract;

(iii) all Liabilities of Parent, Queensgate, Mullaghan or Beverage related to the current portion of long-term debt, cash overdrafts and the fair value of derivatives;

(iv) all Liabilities for Taxes with respect to the Business or Acquired Assets for all periods prior to the Effective Time;

(v) all Liabilities of Parent, Queensgate, Mullaghan or Beverage now existing or which may hereafter exist by reason of any violation or alleged violation of any Laws, including but not limited to any Laws with respect to the termination of employment or period of service of any employee or independent contractor employed or retained by Parent, Queensgate, Mullaghan or Beverage, or any of their Affiliates, before or at the time of the Closing, or by an employee or independent contractor of Parent, Queensgate, Mullaghan or Beverage in which Parent, Queensgate, Mullaghan or Beverage is alleged to be responsible for the acts or omissions of any such Person, relating to the ownership, use or operation of the Acquired Assets or the Business prior to the Closing;

(vi) all Liabilities of Parent, Queensgate, Mullaghan or Beverage arising out of or relating to any Proceeding against Parent, Queensgate, Mullaghan or Beverage or any of their employees or agents to the extent resulting from any acts or omissions which occurred prior to the Closing;

(vii) to the extent not included in the calculation of Net Working Capital, all Liabilities arising out of or related to any Employee Plan, including, but not limited to, the establishment, maintenance, operation and termination of the ESOP, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee equity incentive or profit sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Parent’s, Queensgate’s, Mullaghan’s or Beverage’s employees or former employees or both, or for the Bondholders or any current or former participant or beneficiary in the ESOP;

(viii) all Liabilities in respect of any litigation, or any Proceeding arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such litigation or claim related to the operation of the Business on or prior to the Closing, or (ii) any Excluded Assets, including any Liabilities listed on Schedule 2.11;

(ix) all Liabilities arising out of or relating to violations of any Environmental Laws arising from the Owned Real Property or any other real property owned or utilized in connection with the Business prior to the Closing or any condition thereon;

(x) any Liability to any taxing authority arising out of Laws applicable to bulk sales transactions;

(xi) any Liability arising out of or relating to Parent’s, Queensgate’s, Mullaghan’s or Beverage’s leasing, ownership or operation of the Owned Real Property;

(xii) to the extent not included in the calculation of Net Working Capital, any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Parent, Queensgate, Mullaghan or Beverage;

(xiii) any Liability arising out of or relating to the products of Parent, Queensgate or Beverage to the extent sold prior to the Effective Time;

(xiv) any Liability of Parent, Queensgate, Mullaghan, Beverage or the ESOP to distribute to the Bondholders or any other Person or otherwise apply all or any part of the consideration received hereunder;

(xv) any Liability arising out of fees or expenses owed to Chartwell Business Valuation, LLC (“Chartwell”);

(xvi) all obligations of Parent, Queensgate, Mullaghan, Beverage or the ESOP for borrowed money, including, but not limited to, Indebtedness; and

(xvii) all Liabilities arising out of or relating to the termination of employment or period of service of any employee or independent contractor employed or retained by Parent, Queensgate, Mullaghan or Beverage, or any of their Affiliates participating in the Business, or arising out of or relating to Parent’s, Queensgate’s, Mullaghan’s or Beverage’s sale of the Business or any of the Acquired Assets to Buyer, on or prior to the Closing.

1.5 Purchase Price and Adjustments.

(a) Determination of Purchase Price and Earn-Out. At the Closing, Buyer shall acquire the Acquired Assets and assume the Assumed Liabilities from Parent, Queensgate, Mullaghan and Beverage, as applicable, for an amount equal to (i) $21,900,000, subject to any post-Closing adjustments set forth herein (the “Base Purchase Price”) plus (ii) the assumption by Buyer of the Assumed Liabilities, plus (iii) if applicable pursuant to the terms of the Earn-Out

Agreement, in the form of Exhibit A attached hereto, among Buyer, the Seller Parties, the Bondholders, and the Bondholders’ Representative (the “Earn-Out Agreement”), an earn-out amount for fiscal 2013 equal to (x) at least $750,000 in cash, subject to the achievement by the Business of earnings before interest, Taxes, depreciation and amortization, calculated in accordance with GAAP (“EBITDA”), of at least $3,500,000 in fiscal 2013, or (y) at least $1,000,000 in cash, subject to the achievement by the Business of EBITDA of at least $3,750,000 in fiscal 2013, or (z) at least $1,200,000 in cash, subject to the achievement by the Business of EBITDA of at least $4,000,000 in fiscal 2013, plus (iv) if applicable pursuant to the terms of the Earn-Out Agreement, an earn-out amount for fiscal 2014 equal to (x) at least $750,000 in cash, subject to the achievement by the Business of EBITDA of at least $3,500,000 in fiscal 2014, or (y) at least $1,000,000 in cash, subject to the achievement by the Business of EBITDA of at least $3,750,000 in fiscal 2014, or (z) at least $1,200,000 in cash, subject to the achievement by the Business of EBITDA of at least $4,000,000 in fiscal 2014 (collectively, the amounts set forth in subsections (i) through (iv) are referred to herein as the “Purchase Price,” and the earn-out amounts referenced in subsections (iii) and (iv) are referred to herein as the “Earn-Out”). Any portion of the Earn-Out, if any, payable for a particular fiscal year shall be payable within 90 days following the end of the fiscal year in which such portion is earned. As more particularly described in the Earn-Out Agreement, the Earn-Out shall be paid on a sliding scale basis, such that if the EBITDA of the Business in a particular fiscal year is greater than a minimum EBITDA target but less than the next highest EBITDA target, the portion of Earn-Out payable for that particular fiscal year may be higher than the minimum earn-out amount tied to such minimum EBITDA target but less than the minimum earn-out amount tied to the next highest EBITDA target; provided, however, that no portion of the Earn-Out shall be paid for a particular fiscal year if the Business does not reach EBITDA of at least $3,500,000 for that fiscal year; provided, further, that the portion of the Earn-Out payable for any particular fiscal year shall not exceed $1,200,000, and the total Earn-Out shall not exceed, in the aggregate, an amount equal to $2,400,000. The Earn-Out will be subject to adjustments as provided for in the Earn-Out Agreement. At the Closing, Buyer shall pay to Parent the Base Purchase Price, less the Escrow Amount to be deposited in escrow pursuant to Section 1.6, by wire transfer of immediately available funds in accordance with written wire instructions of Parent which shall be furnished to Buyer at least two Business Days prior to the Closing Date.

(b) Closing Date Net Working Capital. Attached hereto as Exhibit B is an estimated balance sheet of the Business as of the Effective Time (the “Closing Date Balance Sheet”), which has been prepared by Parent and which sets forth the estimated Net Working Capital of the Business as of the Effective Time (the “Closing Date Net Working Capital”) as well as an example of the interactions/relationships of all the adjustments set forth in this Section 1.5. Except as set forth below or specifically elsewhere in this Agreement (which express exceptions shall be final and binding on the applicable Parties and not subject to further adjustment inconsistent with such express exceptions), the Closing Date Balance Sheet was prepared in accordance with GAAP and, to the extent not inconsistent with GAAP, in a manner consistent with the preparation of the Financial Statements, subject to the following: (i) Inventory is valued, in the aggregate, on a first-in, first-out basis; (ii) no amount is reflected with respect to Purchased Accounts Receivable (A) that are subject to dispute, offset, counterclaim or other claim or defense, (B) that are past due by ninety (90) days or greater, or (C) that are not evidenced by an invoice rendered to the customer; and (iii) the calculation of the Net Working Capital takes into account any rebates, bill backs or other discounts.

(c) Post-Closing Purchase Price Adjustment. On or before the 120th day following the Closing Date, Buyer shall prepare and deliver to Parent a final balance sheet of the Business as of the Effective Time (the “Final Closing Date Balance Sheet”), which shall include the final determination of the Net Working Capital of the Business as of the Effective Time (the “Final Closing Date Net Working Capital”). The Final Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the Closing Date Balance Sheet; provided, however, that (A) the Purchased Accounts Receivable and the Notes Receivable (as defined below) will be adjusted on the Final Closing Date Balance Sheet to give effect to the application of the adjustments required by Section 1.5(d)(ii) and Section 1.5(e)(ii), and (B) Inventory reflected in the Final Closing Date Balance Sheet shall be the same value as reflected in the Closing Date Net Working Capital, which is prior to the Post-Closing Inventory Adjustment as shown in Section 1.5(f). During the 30-day period immediately following Parent’s receipt of the Final Closing Date Balance Sheet, Parent and its agents and representatives shall be permitted to review Buyer’s working papers related to the preparation and determination of the Final Closing Date Balance Sheet. The Final Closing Date Balance Sheet shall become final and binding upon the Parties 30 days following Parent’s receipt thereof, unless Parent gives written notice of disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer receives a Notice of Disagreement within the appropriate time frame, each undisputed item on the Final Closing Date Balance Sheet shall become final and binding and each disputed item on the Final Closing Date Balance Sheet shall become final and binding on the earliest of (x) the date Buyer and Parent resolve in writing each such difference they have with respect to the matters specified in the Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved jointly by Parent’s independent public accountant and Buyer’s independent public accountant. After the 20 days following delivery of a Notice of Disagreement, if Buyer and Parent have not resolved such differences outlined in the Notice of Disagreement, Buyer and Parent, unless otherwise mutually agreed to in writing, shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notice of Disagreement. Buyer and Parent shall instruct their respective independent public accountants to use their respective reasonable best efforts to resolve such disputed matters within 30 days of submission and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Buyer or Parent or lesser than the smallest value of such item assigned by either Buyer or Parent. Each of the Buyer and Parent shall pay the fees and expenses of its respective independent public accountant.

Upon the final determination of the Final Closing Date Balance Sheet and Final Closing Date Net Working Capital as set forth in this Section 1.5(c), if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet exceeds the Target Net Working Capital, then Buyer shall pay to Parent an amount equal to the difference between the Final Closing Date Net Working Capital and the Target Net Working Capital (the “Post-Closing Adjustment”) within 14 days of such final determination. Upon the final determination of the Final Closing Date Balance Sheet and Final Closing Date Net Working Capital, if the Final Closing Date Net Working Capital as reflected in the Final Closing Date Balance Sheet is less than the Target Net Working Capital, then the Post-Closing Adjustment shall be deducted from the Escrow Amount. If the Post-Closing Adjustment is payable to Buyer and exceeds the portion of the Escrow Amount that remains in escrow, Buyer may set-off against any amount owed pursuant to the Earn-Out. Moreover, Buyer shall have direct recourse against the Seller Parties and the Bondholders and the Seller Parties and the Bondholders shall pay to Buyer any portion of the Post-Closing Adjustment not paid from the Escrow Amount or set-off against the Earn-Out within 14 days of such final determination.

Any payments made under this Section 1.5(c) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

(d) Post-Closing AR Adjustment.

(i) Following Closing, Buyer shall use its commercially reasonable efforts (which in any event shall not be less than those efforts used by Buyer to collect its other accounts receivable) to collect the Purchased Accounts Receivable. Any amounts that Buyer collects from customers set forth on the Purchased Accounts Receivable shall be applied first to the outstanding accounts receivable that are less than 90 days past due. On or before the 120th day following the Closing Date (the “Settlement Date”), Buyer shall deliver to Parent a statement setting forth the amount, if any, (A) by which the actual dollar amount Buyer collected with respect to the Purchased Accounts Receivable through the Settlement Date is less than the amount of Purchased Accounts Receivable on the Closing Date Balance Sheet, or (B) by which the actual dollar amount Buyer collected with respect to the Purchased Accounts Receivable through the Settlement Date exceeded the amount of Purchased Accounts Receivable on the Closing Date Balance Sheet (the “AR Adjustment”). During the 20-day period immediately following Parent’s receipt of the statement setting forth the AR Adjustment, Parent and its agents and representatives shall be permitted to review Buyer’s working papers related to the preparation and determination of the AR Adjustment. The AR Adjustment shall become final and binding upon the Parties 20 days following Parent’s receipt thereof, unless Parent gives written notice of disagreement (an “AR Notice of Disagreement”) to Buyer prior to such date. Any AR Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer receives an AR Notice of Disagreement within the appropriate time frame, each disputed portion of the AR Adjustment shall become final and binding on the earliest of (x) the date Buyer and Parent resolve in writing each such difference they have with respect to the matters specified in the AR Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved by Parent’s independent public accountant and Buyer’s independent public accountant. During the 20 days following delivery of an AR Notice of Disagreement, if Buyer and Parent have not resolved such differences outlined in the AR Notice of Disagreement, then Buyer and Parent shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the AR Notice of Disagreement. Buyer and Parent shall instruct their respective independent public accountants to use their respective reasonable best efforts to resolve such disputed matters within 30 days of submission, and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Buyer or Parent, or lesser than the smallest value of such item assigned by either Buyer or Parent. Each of the Buyer and Parent shall pay the fees and expenses of its respective independent public accountant.

(ii) After the final determination of the AR Adjustment as set forth in this Section 1.5(d), Buyer shall include in the Final Closing Date Balance Sheet and the Final Closing Date Net Working Capital an amount for the Purchased Accounts Receivable equal to the Purchased Accounts Receivable as shown on the Closing Date Balance Sheet plus or minus the amount, if any, of the AR Adjustment as set forth in Section 1.5(d)(i).

After the final determination of the AR Adjustment, Buyer shall assign to the Bondholders’ Representative any and all Purchased Accounts Receivable, in total or in part, that Buyer has not collected prior to the Settlement Date from customers who are no longer customers of the Business at the time of the final determination, and, during regular working business hours, the Bondholders’ Representative shall have the right to pursue such remedies and other actions that are consistent with industry commercial practices to collect such unpaid Purchased Accounts Receivable for the Bondholders’ sole account and benefit. If, for any reason, Buyer prefers not to assign such uncollected Purchased Accounts Receivable to the Bondholders’ Representative, Buyer may instead pay the amount of such uncollected Purchased Accounts Receivable to the Bondholders’ Representative, or credit the amount of such unassigned account when calculating the AR Adjustment.

(e) Post-Closing Notes Receivable Adjustment.

(i) Following the Closing, Buyer shall use its commercially reasonable efforts (which in any event shall not be less than those efforts used by Buyer to collect its other notes receivable) to collect the notes receivable of the Business set forth on Schedule 1.5(e)(i) (the “Notes Receivable”). On or before the Settlement Date, Buyer shall deliver to Parent a statement setting forth the amount, if any, (A) by which the amount of Notes Receivable on the Closing Date Balance Sheet exceeded the actual dollar amount Buyer collected with respect to the Notes Receivable through the Settlement Date, or (B) by which the actual dollar amount Buyer collected with respect to the Notes Receivable through the Settlement Date exceeded the amount of Notes Receivable on the Closing Date Balance Sheet (the “Notes Receivable Adjustment”). During the 20-day period immediately following Parent’s receipt of the statement setting forth the Notes Receivable Adjustment, Parent and its agents and representatives shall be permitted to review Buyer’s working papers related to the preparation and determination of the Notes Receivable Adjustment. The Notes Receivable Adjustment shall become final and binding upon the Parties 20 days following Parent’s receipt thereof, unless Parent gives written notice of disagreement (a “Notes Receivable Notice of Disagreement”) to Buyer prior to such date. Any Notes Receivable Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer receives a Notes Receivable Notice of Disagreement within the appropriate time frame, each disputed portion of the Notes Receivable Adjustment shall become final and binding on the earliest of (x) the date Buyer and Parent resolve in writing each such difference they have with respect to the matters specified in the Notes Receivable Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved by Parent’s independent public accountant and Buyer’s independent public accountant. During the 20 days following delivery of a Notes Receivable Notice of Disagreement, if Buyer and Parent have not resolved such differences outlined in the Notes Receivable Notice of Disagreement, then Buyer and Parent shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Notes Receivable Notice of Disagreement. Buyer and Parent shall instruct their respective independent public accountants to use their respective reasonable best efforts to resolve such disputed matters within 30 days of submission, and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Buyer or Parent, or lesser than the smallest value of such item assigned by either Buyer or Parent. Each of Buyer and Parent shall pay the fees and expenses of its respective independent public accountant.

(ii) After the final determination of the Notes Receivable Adjustment as set forth in Section 1.5(e)(i), Buyer shall include as the Notes Receivable in the Final Closing Date Balance Sheet and the Final Closing Date Net Working Capital an amount equal to the Notes Receivable as shown on the Closing Date Balance Sheet plus or minus the amount, if any, of the Notes Receivable Adjustment as set forth in Section 1.5(e)(i).

(iii) On or before the day that is thirteen (13) months following the Closing Date, Buyer shall deliver to Parent a statement setting forth any additional amounts collected by Buyer with respect to the Notes Receivable between the day following the Settlement Date and the day that is twelve (12) months following the Closing Date (the “Additional Collected Notes Receivable”), during which time Buyer shall continue to use commercially reasonable efforts consistent with industry practice to collect the Notes Receivable, which the Parties agree shall not require Buyer to pursue legal action against the maker of any such Notes Receivable or any other Person. During the 20-day period immediately following Parent’s receipt of the statement setting forth the Additional Collected Notes Receivable, Parent and its agents and representatives shall be permitted to review Buyer’s working papers related to the preparation and determination of the Additional Collected Notes Receivable. The Additional Collected Notes Receivable shall become final and binding upon the Parties 20 days following Parent’s receipt thereof, unless Parent gives written notice of disagreement (a “Final Notes Receivable Notice of Disagreement”) to Buyer prior to such date. Any Final Notes Receivable Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If Buyer receives a Final Notes Receivable Notice of Disagreement within the appropriate time frame, each disputed portion of the Additional Collected Notes Receivable shall become final and binding on the earliest of (x) the date Buyer and Parent resolve in writing each such difference they have with respect to the matters specified in the Final Notes Receivable Notice of Disagreement or (y) the date on which each such matter in dispute is finally resolved by Parent’s independent public accountant and Buyer’s independent public accountant. During the 20 days following delivery of a Final Notes Receivable Notice of Disagreement, if Buyer and Parent have not resolved such differences outlined in the Final Notes Receivable Notice of Disagreement, then Buyer and Parent shall submit to their respective independent public accountants for review and resolution only such matters that remain in dispute and that were properly included in the Final Notes Receivable Notice of Disagreement. Buyer and Parent shall instruct their respective independent public accountants to use their respective reasonable best efforts to resolve such disputed matters within 30 days of submission, and to not assign a value to any item in dispute greater than the greatest value for such item assigned by either Buyer or Parent, or lesser than the smallest value of such item assigned by either Buyer or Parent. Each of Buyer and Parent shall pay the fees and expenses of its respective independent public accountant.

(iv) After the final determination of the Additional Collected Notes Receivable as set forth in Section 1.5(e)(iii), Buyer shall pay to Parent an amount equal to the Additional Collected Notes Receivable if greater than zero within 14 days of such final determination.

(f) Post-Closing Inventory Adjustment. If the inventory count completed by Buyer and Parent prior to the Closing reflects any Acquired Inventory which is damaged, beyond its stated expiration date, frozen and refrozen or consists of a quality and quantity not usable or saleable in the ordinary course of the Business (collectively, the “Designated Inventory”), then Buyer shall be entitled to receive, no later than the tenth (10th) Business Day following the Closing Date, from the Escrow Amount, an amount equal to the value of such Designated Inventory valued at Parent’s, Queensgate’s or Beverage’s, as applicable, cost on a first-in, first out basis, determined in accordance with GAAP (the “Post-Closing Inventory Adjustment”).

(g) For the avoidance of doubt, it is the intent of the Parties that the provisions of this Section 1.5 (other than Section 1.5(f)) shall work together and result in one final post-closing adjustment to the Purchase Price, and the effect of any adjustments made pursuant to Sections 1.5 (d) and (e) shall be considered when calculating any amounts due under Section 1.5(c) so that the effect of such adjustments shall not be duplicated when calculating the adjustments under Section 1.5(c).

1.6 Escrow Agreement. At the Closing, Buyer, the Seller Parties, the Bondholders’ Representative, the ESOP Trustee, and the Escrow Agent shall enter into an Escrow Agreement, dated as of the date hereof in the form of Exhibit C attached hereto (the “Escrow Agreement”), which provides for the payment by Buyer to the escrow account (the “Escrow Account”) of $2,900,000.00 of the Base Purchase Price (together with any interest accrued thereon, the “Escrow Amount”).

1.7 Allocation. The Purchase Price will be allocated in the manner reasonably proposed by Buyer as soon as practicable following the Closing, and reasonably agreed to by Parent (the “Allocation”). Buyer, Parent, Queensgate, Mullaghan and Beverage shall report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Allocation, and shall furnish to each other their respective IRS Forms 8594 prior to filing their federal income Tax Returns for the current fiscal year. None of Buyer, Parent, Queensgate, Mullaghan or Beverage shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law.

1.8 Time and Place of Closing. The consummation of the transactions contemplated by and the delivery of related documents, instruments and agreements provided for in this Agreement (collectively, the “Closing”) shall take place on the date hereof (the “Closing Date”). The Parties do not intend that their respective representatives will be physically present at a Closing, but that any transfer of funds and documents will occur electronically. The Closing will be effective as of 12:01 a.m. Eastern Time on December 31, 2012 (the “Effective Time”).

1.9 Closing Deliverables.

(a) Closing Deliverables of the Seller Parties, the ESOP Trustee and the Bondholders’ Representative. At the Closing, the Seller Parties, the Bondholders, the ESOP Trustee and the Bondholders’ Representative, as applicable, shall deliver to Buyer, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following documents:

(i) the Closing Statement, dated as of the date hereof, duly executed by each of the Seller Parties, the ESOP Trustee and the Bondholders’ Representative (the “Closing Statement”);

(ii) the Escrow Agreement, duly executed by each of the Seller Parties, the Bondholders, the ESOP Trustee and the Bondholders’ Representative;

(iii) a bill of sale and assignment and assumption agreement with respect to the Acquired Assets, substantially in the form attached hereto as Exhibit D (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Parent, Queensgate, Mullaghan and Beverage, as applicable;

(iv) with respect to each parcel of Owned Real Property, a general warranty deed, in the form attached hereto as Exhibit E, duly executed and notarized by Mullaghan, as applicable, conveying good, marketable and insurable title to the Owned Real Property subject only to the applicable Permitted Liens described specifically and not categorically;

(v) at the Seller Parties’ expense, an owner’s title insurance policy (the “Title Policy”) with respect to the Owned Real Property, issued by a nationally recognized title insurance company reasonably acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall reasonably request, which such Title Policy shall insure fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens and those listed on Schedule 1.9(a)(v), and an appropriately certified ALTA/ACSM Land Title Survey (the “Survey”) showing no Liens other than the Permitted Liens and those listed on Schedule 1.9(a)(v), and otherwise in form and substance reasonably satisfactory to Buyer, for the Owned Real Property;

(vi) offer letters, in the form attached hereto as Exhibit F (the “Offer Letters”), duly executed by those Persons identified on Schedule 1.9(a)(vi);

(vii) non-competition and non-solicitation agreements, in the form attached hereto as Exhibit G (each, a “Non-Competition Agreement and Non-Solicitation Agreement” and collectively, the “Non-Competition Agreements and Non-Solicitation Agreements”), duly executed by those Persons identified on Schedule 1.9(a)(vii);

(viii) the Earn-Out Agreement, duly executed by each of the Seller Parties, the Bondholders, and the Bondholders’ Representative;

(ix) evidence of full and complete payment of all Indebtedness (including payoff letters with respect thereto) and releases of all Liens (other than Permitted Liens with respect to the Acquired Assets) on the Acquired Assets, including the termination of all security interests with respect to the Acquired Assets, in each case in a form reasonably acceptable to Buyer;

(x) a certificate of the Secretary of each of Parent, Queensgate, Mullaghan and Beverage (A) certifying that attached thereto are true and complete copies of all resolutions adopted by such entity’s board of directors, members or managers (or similar governing body), authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of such entity’s articles of incorporation or articles or certificate of formation (or similar document), as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of such entity’s bylaws or operating agreement, as applicable, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of such entity executing this Agreement and the Transaction Documents on behalf of such entity;

(xi) a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the state of incorporation or formation, as applicable, of each of Parent, Queensgate, Mullaghan, Beverage and the Trust and in each state in which Parent, Queensgate, Mullaghan, Beverage or the Trust, as applicable, is qualified to conduct business, stating that Parent, Queensgate, Mullaghan, or Beverage, as applicable, is in good standing or has comparable active status in such state;

(xii) a duly executed certificate from Mullaghan in accordance with Treasury Regulations Section 1.1445-2 to the effect that Mullaghan, as applicable, is not a “foreign person” as that term is defined in Section 1445 of the Code;

(xiii) evidence from each of Parent, Queensgate, Mullaghan and Beverage of the purchase by the Seller Parties, at the Seller Parties’ sole cost and expense, of (A) a directors and officers insurance tail policy, (B) an errors and omissions insurance tail policy, and (C) an ERISA fiduciary liability insurance tail policy, in the case of the insurance described in subclause (B), for three (3) years from the Closing Date and, in the case of the insurance described in subclauses (A) and (C), for six (6) years from the Closing Date, with respect to matters existing or occurring at or prior to the Closing Date;

(xiv) evidence of the legally valid completion of all pass through voting requirements with respect to the ESOP and evidence of the ESOP Trustee’s approval of the transactions contemplated by this Agreement in accordance with the terms of such pass through vote; and

(xv) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

(b) Closing Deliverables of Buyer. At the Closing, Buyer shall deliver to the Seller Parties, the Bondholders and the ESOP, as applicable, all of the following documents:

(i) the Base Purchase Price (as adjusted pursuant to Section 1.5(c)), less the Escrow Amount which shall be placed in the Escrow Account pursuant to Section 1.6, payable by wire transfer of immediately available funds in accordance with the Closing Statement;

(ii) the Closing Statement, the Escrow Agreement, the Earn-Out Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Offer Letters and the Non-Competition Agreements and Non-Solicitation Agreements, in each case duly executed by Buyer;

(iii) a certificate of the Secretary of Buyer (A) certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer’s manager (or similar governing body), authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) certifying that attached thereto are true and complete copies of Buyer’s certificate of formation (or similar document), as amended through and in effect on the Closing Date; (C) certifying that attached thereto are true and complete copies of Buyer’s operating agreement, as amended through and in effect on the Closing Date; and (D) certifying as to the incumbency of the officer(s) of Buyer executing this Agreement and the Transaction Documents on behalf of Buyer;

(iv) a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware, stating that Buyer is in good standing or has comparable active status in such state; and

(v) such other documents relating to the transactions contemplated by this Agreement as Parent may reasonably request.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES AND THE

BONDHOLDERS

Each of the Seller Parties and each Bondholder jointly and severally represent and warrant to Buyer, except as set forth in the Disclosure Schedules, as follows:

2.1 Organization and Power .

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of Queensgate, Mullaghan and Beverage is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of Parent, Queensgate, Mullaghan and Beverage is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

(b) Each of Parent, Queensgate, Mullaghan and Beverage possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on the Business as presently conducted, to execute and deliver this Agreement and all other agreements and documents contemplated hereby (the “Transaction Documents”) (to which it is a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which it is a party). Each Bondholder possesses the power and authority necessary to execute and deliver this Agreement and the Transaction Documents (to which it is a party), and to carry out the transactions contemplated by this Agreement and the Transaction Documents (to which it is a party).

(c) The ESOP owns 100% of the outstanding capital stock of Parent, and, except as set forth on Schedule 2.1(c), no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest in Parent or use of the Acquired Assets associated with Parent. Schedule 2.1(c) sets forth the number of shares and ownership percentage of Parent owned by the ESOP. The ESOP owns such equity interests free and clear of all Liens.

(d) Parent owns 100% of the outstanding membership interests of Queensgate and no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest in Queensgate or use of the Acquired Assets associated with Queensgate. Parent owns such equity interests in Queensgate free and clear of all Liens. Parent does not own the capital stock or other equity interest of any other entity except Queensgate and Mullaghan.

(e) Parent owns 100% of the outstanding membership interest of Mullaghan and no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest in Mullaghan or use of the Acquired Assets associated with Mullaghan. Parent owns such equity interests in Mullaghan free and clear of all Liens.

(f) Queensgate owns 100% of the outstanding membership interest of Beverage and no individual or entity has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first refusal or other agreement for the purchase of any equity interest in Beverage or use of the Acquired Assets associated with Beverage. Queensgate owns such equity interests in Beverage free and clear of all Liens.

2.2 Authorization. Each Seller Party’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly authorized by such Seller Party. Assuming this Agreement and the Transaction Documents have been duly and validly executed and delivered by the other Parties hereto and thereto, this Agreement and the Transaction Documents to which the Seller Parties are a party constitute valid and binding obligations of the Seller Parties enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity (the “Creditors’ Rights and Equitable Limitations”). Each Bondholder severally, and not jointly, represents and warrants that the delivery and performance of this Agreement and the Transaction Documents to which such Bondholder is a party have, if required, been duly authorized by such Bondholder. Assuming this Agreement and such Transaction Documents have been duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and the Transaction Documents to which such Bondholder is a party constitute valid and binding obligations of such Bondholder, enforceable in accordance with their terms, except as may be limited by the Creditors’ Rights and Equitable Limitations.

2.3 Non-Contravention . Except as set forth on Schedule 2.3, the execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which any of them is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller Parties do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in the creation of any Lien upon the Acquired Assets pursuant to, (iii) result in a violation of, or (iv) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) the organizational documents of Parent, Queensgate, Mullaghan or Beverage, (B) any agreement to which any Seller Party is subject, or (C) any Law to which any Seller Party is subject. Except as set forth on Schedule 2.3, each of the Seller Parties has obtained all Consents, approvals, authorizations or orders of third parties, including Government Entities, necessary for the authorization, execution and performance of this Agreement and the Transaction Documents by the Seller Parties, including for assignment of any Assumed Contract. Each Bondholder severally, and not jointly, represents and warrants to Buyer that the execution, delivery and performance by such Bondholder of this Agreement and the Transaction Documents to which such Bondholder is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Bondholder, does not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) result in the creation of any Lien upon the Acquired Assets pursuant to, (iii) result in a violation of, or (iv) require any authorization, Consent, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) any agreement to which such Bondholder is subject, or (B) any Law to which such Bondholder is subject, and such Bondholder has obtained all Consents, approvals, authorizations or orders of third parties, including Government Entities, necessary for the authorization, execution and performance of this Agreement and the Transaction Documents by such Bondholder.

2.4 Financial Statements . The Seller Parties have delivered to Buyer: (a) independently reviewed balance sheets of Parent as of December 31, 2011 and December 31, 2010 and the related statement of income for each of the fiscal years then ended (the “Annual Financial Statements”), and (b) an unaudited balance sheet of Parent as of November 30, 2012 and the related statement of income for the eleven months then ended (the “Monthly Financial Statements,” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared consistent with the past practice of the Business and fairly present the assets, liabilities, financial condition and results of operations of the Business as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP (subject to the absence, in the case of the Monthly Financial Statements, of footnote disclosures).

2.5 Books and Records . Each of Parent, Queensgate, Mullaghan and Beverage has delivered or provided to Buyer for its review true, complete and correct copies of the following items, as amended and presently in effect, for each of Parent, Queensgate, Mullaghan and Beverage: (a) articles of incorporation or articles of organization, as applicable, (b) bylaws or operating agreements, as applicable, (c) minute books for the dates set forth below and redacted as Seller Parties determine, in their sole discretion, to remove confidential information, (d) stock registration books and (e) and any shareholders’ or members’ agreement or other similar agreements governing the rights as between the equity holders thereof. The minute books provided contain a record of all director, shareholder, member or manager meetings and actions taken without a meeting for the relevant time periods. The stock registration books are complete and accurate and contain a complete record of all transactions in Parent’s, Queensgate’s, Mullaghan’s or Beverage’s, as applicable, equity interests from the date of its incorporation or organization, as applicable, to the date hereof.

2.6 Inventory . Except for the Designated Inventory, the Acquired Inventory (i) is not damaged, beyond its stated expiration date or frozen and re-frozen and consists of a quantity and quality usable and saleable in the ordinary course of the Business, as conducted by Parent, Queensgate and Beverage in a commercially reasonable manner and (ii) has been valued in the Financial Statements on a first-in, first-out basis, net of any related bill backs, discounts or supplier rebates to the extent actually received by Parent, Queensgate or Beverage prior to the date hereof; provided however, that any related bill backs, discounts or supplier rebates received by Buyer, Parent, Queensgate or Beverage following the Closing will be for the benefit of Buyer. The Acquired Inventory has been stored in compliance with all Laws and is not adulterated or mislabeled, misbranded or unsafe within the meaning of the FDA Act (including the Pesticide and Food Additive Amendment of 1958) and the regulations thereunder.

2.7 Assets . Except as set forth on Schedule 2.7, Parent, Queensgate, Mullaghan or Beverage, as applicable, has good and valid title to the Acquired Assets, free and clear of all Liens. There are no rights of first offer, rights of first refusal or other agreements or understandings with respect to the sale or transfer of the Acquired Assets. Except for the Excluded Assets, the Acquired Assets constitute all assets necessary to conduct the Business as conducted on the date hereof. Mullaghan neither owns nor leases any assets used in the operation of the Business other than the Owned Real Property. All Personal Property included in the Acquired Assets is in good and usable condition except for ordinary wear and tear.

2.8 Real Property .

(a) Schedule 2.8(a) sets forth each parcel of real property owned by Parent, Queensgate, Mullaghan or Beverage and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Mullaghan has delivered to Buyer copies of the deed and other instruments (as recorded) by which Mullaghan acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and Surveys in the possession of any Seller Party, with respect to such parcel. With respect to each parcel of Owned Real Property:

(i) Mullaghan has good and marketable fee simple, leasehold and easement title, free and clear of all Liens, except the Permitted Liens;

(ii) except as set forth on Schedule 2.8(a)(ii), Mullaghan has not leased or otherwise granted to any Person (other than Parent, Queensgate and Beverage) the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) None of Parent, Queensgate or Beverage leases any parcel of real property used in or necessary for the conduct of the Business as currently conducted.

(c) None of the Seller Parties or the Bondholders has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property, (ii) existing, pending or threatened condemnation Proceedings affecting the Owned Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium Proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Owned Real Property as currently operated. Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

2.9 Contracts . Schedule 2.9 sets forth a list of all Material Contracts as of the date hereof. None of Parent, Queensgate, Mullaghan or Beverage has violated or breached, or committed any default under, any such Material Contract and each such Material Contract is (a) in full force and effect and (b) a legal, valid and binding obligation of Parent, Queensgate, Mullaghan or Beverage subject to the Creditors’ Rights and Equitable Limitations and, to the Knowledge of the Seller Parties and the Bondholders, a legal, valid and binding obligation of each other party thereto subject to the Creditors’ Rights and Equitable Limitations. To the Knowledge of the Seller Parties and the Bondholders, each other party thereto has performed in all respects all obligations required to be performed by it and has not violated, breached or committed any default in any respect. Except as set forth on Schedule 2.9, there has not occurred any event or events that, with or without the lapse of time or the giving of notice or both, constitutes a default, breach or violation by Parent, Queensgate, Mullaghan or Beverage of any Material Contract. Since January 1, 2012, none of Parent, Queensgate, Mullaghan or Beverage has given to, or received from, any other party to any Material Contract any notice or other written or, to the Knowledge of the Seller Parties and the Bondholders, oral communication regarding any actual or alleged breach of or default under, or threat or indication of any intention to terminate prior to the expiration of its term, any Material Contract by Parent, Queensgate, Mullaghan, Beverage or any other party to such Material Contract.

2.10 Absence of Certain Changes . Except as and to the extent set forth on Schedule 2.10, since December 31, 2011, none of Parent, Queensgate, Mullaghan or Beverage has:

(a) suffered any material adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any casualty loss (whether or not insured); provided, however, that Buyer acknowledges and agrees that the decline in revenues of the Business since the financial statements dated December 31, 2011 shall not be deemed to be a material adverse change, without more;

(b) made any change in its business or operations or in the manner of conducting the Business other than changes in the ordinary course of the Business;

(c) incurred any Liabilities, except Liabilities which are reflected or reserved against in the Financial Statements or that were incurred since the date of the Monthly Financial Statements, in the ordinary course of the Business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(d) paid, discharged or satisfied any Lien or Liability, other than Liens or Liabilities which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice;

(e) written down the value of any Inventory in excess of $10,000 in the aggregate, or written off as uncollectible any notes or accounts receivable or any portion thereof, in excess of $10,000 in the aggregate;

(f) canceled any other debts or claims, or waived any rights of substantial value;

(g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of the Business and consistent with past practice;

(h) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except in the ordinary course of the Business and consistent with past practices or adopted any such plan or other arrangements, and no such increase, or the adoption of any such plan or arrangement, is planned or required;

(i) made any capital expenditures or commitments in excess of $10,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

(j) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

(k) made any change in any method of accounting or accounting practice;

(l) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any Bondholder or any equity holder or member or the officers or directors of Parent, Queensgate, Mullaghan or Beverage, or any Affiliates or associates of Parent, Queensgate, Mullaghan or Beverage or any of their respective officers, directors or managers, or any business or entity in which any of such Persons has any direct or indirect interest, except for (i) compensation to the officers and employees of Parent, Queensgate and Beverage at rates not exceeding the rates of compensation in effect at December 31, 2011, (ii) advances to Seller Employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $2,500 at any one time outstanding and (iii) the leasing for one (1) year to Queensgate of one trailer by Queensgate Management Company, Inc. for $1,425 per month;

(m) sold, transferred, licensed, abandoned, let lapse, encumbered or otherwise disposed of any Intellectual Property;

(n) suffered any Material Adverse Effect;

(o) failed to preserve and maintain all Consents required for the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets;

(p) failed to pay the debts, Taxes and other obligations of the Business or such Party when due;

(q) failed to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(r) discontinued any insurance policies, except as required by applicable Law;

(s) failed to perform any of its obligations under any Assumed Contract;

(t) failed to maintain the books and records of the Business or such Party in accordance with past practice;

(u) failed to comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets; or

(v) agreed, whether in writing or otherwise, to take any action described in this Section 2.10.

2.11 Litigation. Except as set forth on Schedule 2.11, as of the date hereof, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, investigations, grievances, indictments, mediations or other claims (collectively, “Proceedings”) pending or, to the Knowledge of the Seller Parties and the Bondholders, threatened against or affecting the Business or any of the Acquired Assets, at Law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement).

2.12 Brokerage. Except for the payment of fees due Chartwell for which the Seller Parties are responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller Party, Bondholder or the ESOP is a party or to which any Seller Party, Bondholder or the ESOP is subject for which Buyer could become liable or obligated.

2.13 Employees.

(a) The Seller Parties have previously delivered to Buyer a schedule which identifies all of Parent’s, Queensgate’s and Beverage’s sales representatives, customer service representatives, office personnel, office managers, other employees and independent contractors employed or retained by Parent, Queensgate or Beverage (the “Seller Employees”). The Seller Employees constitute all of the employees necessary for the operation of the Business as currently conducted. Except as set forth on Schedule 2.13(a), no Seller Employee has given written or, to the Knowledge of the Seller Parties and the Bondholders, oral notice of his or her intention to terminate employment with the Business during the next 12 months. None of Parent, Queensgate or Beverage is a party to or bound by any collective bargaining agreement relating to any of the Seller Employees. To the Knowledge of the Seller Parties and the Bondholders, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Seller Employees. None of Parent, Queensgate or Beverage has committed any unfair labor practice in connection with the Business, no charge alleging any unfair labor practice has been filed or is currently pending against Parent, Queensgate or Beverage, and each of Parent, Queensgate and Beverage is in full compliance with all federal, state and local wage and hour Laws governing payment of wages and/or overtime pay.

(b) Each of Parent, Queensgate and Beverage has complied with all requirements to give notice to its employees and to any Government Entity, pursuant to any applicable Laws with respect to the employment, discharge or layoff of employees by Parent, Queensgate or Beverage before or at the time of the Closing, including, but not limited to, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act and/or similar state and local Laws and any rules or regulations as have been issued in connection with the foregoing.

(c) The Seller Parties have previously delivered to Buyer a schedule which sets forth a complete and accurate list with respect to the Seller Employees of the name (or other identifier), title, location, annual salary, hire date, adjusted service date, incentive/bonus plan eligibility and target, YTD paid bonus/incentives, FLSA status, department name, vacation/PTO balance, FTE, supervisor, last review result, last increase pay amount, last pay increase date, medical/dental/vision elections, 401k contribution, actively at work (y/n), FMLA (currently y/n), salary continuation, employee/independent contractor or leased employee indicator.

2.14 Intellectual Property. Schedule 2.14 contains a complete and accurate list of the Acquired Intellectual Property, including all applications and/or registrations for any of the foregoing. Parent, Queensgate or Beverage, as applicable, exclusively owns or possesses valid licenses or other legal rights, free and clear of all Liens, to all Acquired Intellectual Property. The Acquired Intellectual Property is valid, enforceable and subsisting and is not subject to any outstanding contract claim or Proceeding adversely affecting, or that could adversely affect, Parent’s, Queensgate’s or Beverage’s, as applicable, use thereof or rights thereto. The Acquired Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the Business as conducted on November 30, 2012 and as currently conducted. Each of Parent, Queensgate and Beverage, as applicable, has taken all reasonably necessary actions to establish, maintain, protect and enforce the Acquired Intellectual Property. The conduct of the Business (and Parent’s, Queensgate’s and Beverage’s employees’ and consultants’ performances of their duties in connection therewith) and Parent’s, Queensgate’s and Beverage’s use of any Acquired Intellectual Property does not copy without permission, infringe, misappropriate, violate, impair or conflict with (“Infringe”) any common law, statutory or other right of any Person, including any rights relating to any Intellectual Property. There is no Proceeding pending or claim asserted in writing or, to the Knowledge of the Seller Parties and the Bondholders, threatened against Parent, Queensgate or Beverage concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Acquired Intellectual Property. To the Knowledge of the Seller Parties and the Bondholders, no Person is Infringing any of the Acquired Intellectual Property.

2.15 Employee Benefit Plans.

(a) Schedule 2.15(a) sets forth a list of all employee plans of Parent, Queensgate or Beverage currently maintained for the benefit of Seller Employees or their beneficiaries, including any and all employee benefit plans, as defined in Section 3(3) of ERISA, profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock bonus, phantom stock, vacation pay, holiday pay, severance, excess, incentive compensation, salary continuation, medical, life or other insurance, employment, consulting or supplemental unemployment arrangements, including all unwritten employee benefit plans, programs, agreements and arrangements, if any, maintained or contributed to by Parent, Queensgate or Beverage for the benefit of the Seller Employees and/or their beneficiaries (“Employee Plans”). An arrangement will not fail to be an Employee Plan simply because it only covers one individual or because obligations under the plan arise by reason of its being a “successor employer” under applicable Laws. In addition, with respect to each such Employee Plan, Parent, Queensgate or Beverage, as applicable, has made available to Buyer complete and correct copies of each of the following documents: (i) a copy of such Employee Plan (including any amendments thereto); (ii) a copy of the three most recent Form 5500 annual reports, if any; (iii) a copy of the most recent summary plan description, if any, required under ERISA; (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); (vi) any actuarial reports; and (vii) all material correspondence with the IRS, Department of Labor and the Pension Benefit Guaranty Corporation regarding any Employee Plan within the last three years.

(b) No Employee Plan is: (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code; or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither Parent, Queensgate, Beverage nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any Employee Plan described in clauses (i), (ii) or (iii) above within the last six (6) years. For purposes of this Agreement, an “ERISA Affiliate” means any Person, whether or not incorporated, which is, or at any relevant time was, a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Parent, Queensgate or Beverage within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(c) Neither Parent, Queensgate, Beverage nor any ERISA Affiliate maintains any plan that provides (or will provide) medical or death benefits or other welfare benefits (as defined in Section 3(1) of ERISA) to any current or future former employees (including retirees) of the Business, including, but not limited to, any Seller Employee, beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state Law continuation coverage or conversion rights.

(d) With respect to each Employee Plan: (i) there has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code; and (ii) to the Knowledge of the Seller Parties and the Bondholders, no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(e) Each Employee Plan intended to qualify under Section 401(a) of the Code is qualified and either has received a determination letter or intends to apply for one in the appropriate cycle based on the plan’s first remedial amendment period (or for any Employee Plan that is not the ESOP, the prototype form plan document on which such Plan is based has received an opinion letter or advisory letter) from the IRS upon which it may rely regarding its qualified status under the Code and with respect to the ESOP, upon which it may rely regarding its qualified status under the Code and status as an “employee stock ownership plan” under Sections 409 and 4975(e)(7) of the Code, and nothing has occurred, whether by action or by failure to act, that caused or could reasonably be expected to cause the loss of such status or the imposition of any penalty or Tax Liability.

(f) The representations and warranties set forth in this Section 2.15 are the Seller Parties’ and the Bondholders’ sole and exclusive representations and warranties regarding employee benefit matters.

2.16 Insurance. Each of Parent, Queensgate, Mullaghan and Beverage maintains commercially reasonable insurance coverage taking into account the nature of the Business and the value and characteristics of the Owned Real Property for casualty loss, liability, malpractice, theft, errors and omissions and other forms of property and casualty and other insurance covering the Business, the Acquired Assets and the Seller Employees.

2.17 Customers and Suppliers. Schedule 2.17 contains a complete and accurate list of the top 50 current customers of the Business, showing the total sales to each such customer during the 12-month period ended November 30, 2012. Schedule 2.17 also contains a complete and accurate list of the top 20 current suppliers of the Business. Except as noted on Schedule 2.17, no customer in the top 50 current customers of the Business has notified any Seller Party or Bondholder of its intent to cease or diminish (other than pursuant to ordinary course fluctuations in order levels of such customers that are consistent with such customers’ 2011 purchase volumes) its purchasing from the Business during the next 12 months. Except as noted on Schedule 2.17, no supplier in the top 20 current suppliers of the Business has notified any Seller Party or Bondholder of its intent to terminate its relationship with the Business or cease or diminish its supplying the Business (other than pursuant to ordinary course fluctuations in ordering levels of the Business that are consistent with the volume of products supplied by such suppliers in 2011).

2.18 Legal Compliance. Parent, Queensgate and Beverage are in full compliance with the FDA Act, the Federal Occupational Safety and Health Act and PACA, and each of Parent, Queensgate, Mullaghan and Beverage has complied with all other applicable Laws in connection with operation of the Business and the ownership of the Acquired Assets.

2.19 Tax Matters.

(a) Each of Parent, Queensgate, Mullaghan and Beverage has filed all Tax Returns that it was required to file, all such Tax Returns were accurate and complete in all respects and all Taxes owed by Parent, Queensgate, Mullaghan and Beverage (whether or not shown on any Tax Return) have been paid (or reserved for payment on the Financial Statements). None of Parent, Queensgate, Mullaghan or Beverage is currently the beneficiary of any extension of time within which to file any income Tax Return. Each of Parent, Queensgate and Beverage has withheld and paid or will withhold and pay all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. There is no dispute or claim concerning any Tax Liability of Parent, Queensgate, Mullaghan or Beverage either claimed or raised by any authority. No audits or other administrative Proceedings or court Proceedings are presently pending with regard to any Taxes or Tax Returns of Parent, Queensgate, Mullaghan or Beverage. No taxing authority is now asserting any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent, Queensgate, Mullaghan or Beverage may be liable which have not been fully paid or finally settled and none of Parent, Queensgate, Mullaghan or Beverage has granted (and is not subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment, collection or payment of any Tax or the filing of any Tax Return.

(b) As of the date hereof, Parent has in place a valid election to be treated as an S corporation for U.S. federal income Tax purposes (and any corresponding provision of state, local and foreign Law) and has validly held such status since its formation, and Parent has not made any filings or taken any actions inconsistent with such status.

(c) Except for certain representations related to Taxes in Section 2.15, the representations and warranties set forth in this Section 2.19 are the Seller Parties’ and the Bondholders’ sole and exclusive representations and warranties regarding Tax matters.

2.20 Environmental Matters.

(a) Each of Parent, Queensgate, Mullaghan and Beverage has obtained all Governmental Licenses under Environmental Laws required for the conduct and operation of the Business and is in compliance in all material respects with the terms and conditions contained therein and with all applicable Environmental Laws.

(b) Except as set forth on Schedule 2.20(b):

(i) there are no Environmental Claims pending or, to the Knowledge of the Seller Parties and the Bondholders, threatened with respect to the Acquired Assets or the Business;

(ii) there is no condition on, at or under any property (including the air, soil and groundwater) currently or, to the Knowledge of the Seller Parties and the Bondholders, formerly owned, leased or used by Parent, Queensgate, Mullaghan or Beverage (including off-site waste disposal facilities) or created by Parent’s, Queensgate’s, Mullaghan’s or Beverage’s operations that would create a Liability with respect to the Acquired Assets or the Business;

(iii) there are no past or present actions, activities, circumstances, events or incidents (including the Release or Handling of any Hazardous Material) with respect to the Business that would form the basis of an Environmental Claim or create a Liability under applicable Environmental Laws;

(iv) there are no underground storage tanks, above ground storage tanks or drums of Hazardous Materials present on any portion of any property leased or used by Parent, Queensgate, Mullaghan or Beverage;

(v) none of Parent, Queensgate, Mullaghan or Beverage has caused a Release or otherwise placed any Hazardous Materials into, on or under the soils, surface water or groundwater at, on, under or from any portion of any property owned, leased, operated or used by Parent, Queensgate, Mullaghan or Beverage; and

(vi) to the Knowledge of Seller Parties and the Bondholders, no portion of any structures on any property owned, leased, operated or used by Parent, Queensgate, Mullaghan or Beverage in the Business contains any asbestos or mold.

(c) Except as set forth on Schedule 2.20(c), no Seller Party or Bondholder has been provided with any site assessments, compliance audits, environmental studies or similar reports relating to (i) the environmental conditions on, under or about the properties or assets currently owned, leased, operated or used by Parent, Queensgate, Mullaghan, Beverage or any predecessor in interest thereto or (ii) any Hazardous Materials Handled or Released by Parent, Queensgate, Mullaghan, Beverage or any other Person on, under, about or from, or otherwise in connection with, any of the properties or assets currently owned, leased, operated or used by Parent, Queensgate, Mullaghan or Beverage in connection with the Business.

(d) The representations and warranties set forth in Section 2.20 are the Seller Parties’ and the Bondholders’ sole and exclusive representations and warranties regarding environmental matters.

2.21 Orders, Commitments and Returns. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by Parent, Queensgate and Beverage does not exceed an amount which can reasonably be expected to be filled in the ordinary course of the Business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all Contracts or commitments for the purchase of products by Parent, Queensgate and Beverage does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, Contracts and commitments were made in the ordinary course of the Business). There are no asserted, or if unasserted, sustainable, claims to return merchandise of Parent, Queensgate or Beverage by reason of alleged over-shipments, defective merchandise, breach of warranty or otherwise. There is no merchandise in the hands of Seller Customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in Parent’s, Queensgate’s or Beverage’s Contracts. None of Parent, Queensgate or Beverage knows or has reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of Parent’s, Queensgate’s or Beverage’s merchandise.

2.22 Purchased Accounts Receivable. The Purchased Accounts Receivable (i) arose through Parent’s, Queensgate’s or Beverage’s bona fide sales of goods or merchandise to a Seller Customer which have been shipped from Parent, Queensgate or Beverage, as applicable, to such Seller Customer within the 90 days preceding the Closing Date, (ii) are not subject to any dispute, offset, counterclaim or other claim or defense on the part of the customer, (iii) are not subject to any return or rejection of the merchandise in respect of such account receivable which has not been cured or remedied to the satisfaction of the customer, and (iv) are evidenced by an invoice rendered to the Seller Customer.

2.23 Full Disclosure. Neither this Agreement, nor any Schedule (including the schedules previously delivered pursuant to Section 2.13 hereof), or Exhibit, nor to the Knowledge of the Seller Parties and the Bondholders, any list, certificate or other instrument and document furnished or to be furnished by the Seller Parties, the Bondholders to Buyer pursuant to this Agreement or any Transaction Document contains any untrue statement of a fact or omits to state any fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein, in light of the circumstances in which it was made, not misleading. None of the Seller Parties or the Bondholders have withheld from Buyer disclosure of any event, condition or fact which any Seller Party or any Bondholder knows, or has reasonable grounds to know, may have a Material Adverse Effect on the Acquired Assets or the Business.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE ESOP

The ESOP hereby represents and warrants to Buyer as follows:

3.1 Organization. The Trust is a trust duly organized, validly existing and in good standing under the Laws of the State of Texas.

3.2 Authority Relative to this Agreement; No Violation.

(a) The ESOP Trustee:

(i) is a fiduciary of the ESOP as described in Section 3(21)(A) of ERISA and is independent of all other Parties to this Agreement;

(ii) is vested with the authority to act on behalf of the ESOP to the extent specified in the Plan and the Trust and except as otherwise provided under ERISA with respect to the responsibilities of the board of directors of Parent as “appointing fiduciaries”; and

(iii) has the power and authority to act on behalf of the ESOP, to execute and deliver this Agreement in its capacity as ESOP Trustee for, and on behalf of, the ESOP, to consummate the transactions contemplated by this Agreement and to carry out fully its obligations hereunder.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the ESOP Trustee; and, no other Proceedings on the part of the ESOP or the ESOP Trustee are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the ESOP Trustee solely in its capacity as trustee for, and on behalf of, the ESOP and not in his individual capacity and, assuming this Agreement has been duly and validly executed and delivered by the other Parties hereto, this Agreement constitutes the legal, valid and binding agreements of the ESOP Trustee, enforceable against the ESOP in accordance with its terms except as may be limited by the Creditors’ Rights and Equitable Limitations. No governmental authorization is required to be made or obtained by the ESOP for the execution and delivery by the ESOP Trustee of this Agreement or the consummation by the ESOP Trustee of the transactions contemplated by this Agreement. No governmental authorization or other Consent is required in connection with executing or carrying out this Agreement; and, neither the ESOP Trustee nor the ESOP is subject to or obligated under any charter, bylaw, contract or any Governmental License, franchise or permit, or subject to any order or decree, which would be breached or violated, or cause a default or acceleration (with or without notice or lapse of time, or both), by its executing or carrying out this Agreement.

3.3 Conflicts, etc. None of the execution and delivery by the ESOP Trustee in his capacity as trustee for, and on behalf of, the ESOP, of this Agreement, the performance by the ESOP Trustee, in his capacity as trustee for the ESOP, of its obligations hereunder and the consummation of the transactions contemplated by this Agreement:

(a) conflicts with or violates any provision of the ESOP;

(b) conflicts with, results in (with or without due notice or lapse of time or both) a material breach of, constitutes (with or without due notice or lapse of time or both) a material default under, results in the acceleration of, creates in any party the right to accelerate, terminate, modify or cancel, or results in the loss of any material rights, privileges, options or alternatives under, any instrument, contract, agreement, arrangement or understanding to which the ESOP is a party or by which the ESOP is bound or to which any of its respective properties or assets is subject;

(c) results in the imposition of any Lien upon the assets of the ESOP; or

(d) violates in any material respect any Law applicable to the ESOP or any of the properties or assets of the ESOP.

3.4 Title. The ESOP Trustee is the record owner of all of the assets of the ESOP, and the ESOP has good and valid title to all such assets, free and clear of all Liens, other than Liens imposed by the ESOP Credit Agreement or Pledge Agreement with Parent, which Liens shall be released in full at the Closing.

3.5 Investigations; Litigation. No Government Entity has notified Parent or the ESOP Trustee of an intention to conduct an investigation or a review of the ESOP by the Government Entity, and no investigation or review by any Government Entity with respect to the ESOP is pending. There are no Proceedings pending (or, to the Knowledge of the ESOP Trustee, threatened) against or by the ESOP before any Government Entity or third party, which would be reasonably likely to have a Material Adverse Effect on the ESOP.

3.6 Legal Counsel. The ESOP Trustee has retained independent legal counsel knowledgeable in matters regarding ERISA fiduciary responsibilities to advise the ESOP Trustee regarding this Agreement and the transactions contemplated by this Agreement. The ESOP Trustee has concluded that, as of the date of this Agreement, (a) the transactions contemplated by this Agreement are prudent and in the interest of the participants, and (b) the transactions contemplated by this Agreement are consistent with ERISA or the Code, including the fiduciary duty rules under ERISA.

3.7 Disclosure Materials. The ESOP Trustee has reviewed and approved the delivery to each participant in the ESOP written disclosure materials (the “Disclosure Statement”) which (i) accurately described in all material respects the transactions contemplated by this Agreement; (ii) included information about Parent, Queensgate, Mullaghan, Beverage, Buyer and the transactions contemplated by this Agreement which, taken as a whole, were sufficient to enable the participants in the ESOP to make an informed decision regarding whether to approve the transactions contemplated by this Agreement; and (iii) stated the position of the board of directors of Parent with respect to the transactions contemplated by this Agreement. The Disclosure Statement did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

3.8 No Brokers. The ESOP has no Liability of any kind to any broker, finder, agent or other Person for any commission, fee or similar compensation with respect to the transactions contemplated by this Agreement.

3.9 Excise Taxes. The consummation of the transactions contemplated by this Agreement will not give rise to an excise Tax under Section 4975 or 4978 of the Code.

3.10 Full Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument and document furnished or to be furnished by the ESOP to Buyer pursuant to this Agreement or any Transaction Document contains any untrue statement of a fact or omits to state any fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein, in light of the circumstance in which it was made, not misleading. The ESOP Trustee has not withhheld from Buyer disclosure of any event, condition or fact which the ESOP Trustee knows, or has reasonable grounds to know, may have a Material Adverse Effect on the Acquired Assets, the Business or the ESOP.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties, the Bondholders and the ESOP, except as set forth in the Disclosure Schedules, as follows:

4.1 Organization, Power and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business in the State of Delaware. Buyer possesses all requisite limited liability company power and authority necessary to own and operate its properties, to carry on its business as presently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

4.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, and all Transaction Documents to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except Creditors’ Rights and Equitable Limitations.

(b) Except as noted on Schedule 4.2(b), the execution, delivery and performance by Buyer of this Agreement and all other agreements and instruments contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, Consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any agreement or instrument to which Buyer is subject (but specifically excluding the Assumed Contracts to which Buyer is a party as a result of this Agreement).

4.3 Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer, at law or in equity, or before any Government Entity, with respect to the transactions contemplated by this Agreement or which if adversely determined would have an effect on Buyer’s ability to consummate the transactions contemplated hereby in a timely manner or perform its obligations hereunder.

4.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer (or its Affiliates) is subject for which any of the Seller Parties, the Bondholders or the ESOP could become liable or obligated.

ARTICLE V.

POST-CLOSING COVENANTS AND AGREEMENTS

5.1 Employee Matters and Employee Benefits.

(a) Offers of Employment or Engagement. Buyer or an Affiliate of Buyer shall offer to hire or retain as of the Effective Time all Seller Employees, except for those set forth on Schedule 5.1(a) (the “Eligible Employees”).

(b) Employee Benefits. Buyer shall use reasonable efforts to ensure that on and after the Closing the Eligible Employees who after the Closing are employed or retained by Buyer or an Affiliate of Buyer (the “Hired Employees”) are provided terms and conditions of employment that are substantially similar to the terms and conditions of employment or service currently applicable to officers and/or employees of Buyer and its Affiliates having similar responsibilities and positions as the Hired Employees taking into account the location of such Hired Employees; provided, however, that Buyer shall recognize all service of the Hired Employees with the Selling Parties as if such service was with the Buyer for vesting and eligibility under Buyer’s 401(k) plan and vacation policy. Nothing in this Agreement shall be construed to create a right in any Eligible Employee to employment or retention by Buyer or any of its Affiliates for any specific period of time and, subject to any agreement between an employee and Buyer or any of its Affiliates, the employment or retention of each Eligible Employee who is employed or retained by Buyer or any of its Affiliates after the Closing shall be on an “at will” basis.

(c) Following the Closing, Parent, Queensgate or Beverage, as applicable, shall continue the health insurance Employee Plan currently in effect with respect to the Business (or adopt a successor plan) and assume all responsibility for the provision of health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, with respect to all “M&A qualified beneficiaries” (as such term is defined in Treasury Regulations 54.4980B-9, Q&A-4(a)). Each of Parent’s, Queensgate’s and Beverage’s, as applicable, obligation to continue the health insurance Employee Plan currently in effect pursuant to this Section 5.1 shall continue until such time as any and all current and former employees of Parent, Queensgate and Beverage, as applicable, have exhausted their rights to continue health insurance coverage under COBRA. Notwithstanding the foregoing, Buyer will provide health continuation coverage under COBRA under Buyer’s group health care plan (“Buyer’s Health Care Plan”) solely with respect to Seller Employees who are “M&A qualified beneficiaries” (as such term is defined in Treasury Regulation 54.4980B-9, Q&A 4(a)) not offered employment by Buyer or an Affiliate of Buyer and terminated in connection with the transfer of the Acquired Assets as of the Closing (the “COBRA Eligible Individuals”). Buyer will only provide COBRA coverage to those COBRA Eligible Individuals who make valid COBRA elections in accordance with applicable law, and then only to the extent the COBRA Eligible Individual pays the “applicable premium” (as defined in Code Section 4980B(f)(4)) for such coverage, or otherwise pays the full cost of such coverage. Additionally, Buyer will use commercially reasonable efforts to cause the Buyer’s Health Care Plan to provide coverage, effective as of the Closing Date, for all Hired Employees who were covered under Parent’s, Queensgate’s or Beverage’s, as applicable, group health care plan as of the Closing Date (the “Seller Health Plan Participants”), but only to the extent a Hired Employee would otherwise satisfy the eligibility requirements of the Buyer’s Health Care Plan and only to the extent permitted by any applicable insurer. Buyer shall use commercially reasonable efforts to credit the Seller Health Plan Participants with payment of any deductibles and payments toward out-of-pocket limits made under Parent’s, Queensgate’s or Beverage’s, as applicable, group health care plan for the plan year in which the Closing occurs, but only to the extent Parent, Queensgate or Beverage, as applicable, or the Employee provides Buyer with reasonable evidence of any such payments and only to the extent permitted by any applicable insurer.

5.2 Non-Competition.

(a) Material Inducement. Each Seller Party and Bondholder hereby acknowledges that such Seller Party or Bondholder is familiar with the Business’s Trade Secrets and with other Confidential Information and Trade Secrets pertaining to the Acquired Assets and the Business. Each Seller Party and Bondholder acknowledges and agrees that Buyer and its Affiliates would be irreparably damaged if such Seller Party or Bondholder or any of its Affiliates were to provide services to or otherwise participate in the business of any Person competing or, in the case of a Bondholder, to such Bondholder’s Knowledge, planning to compete with Buyer or its Affiliates in a business similar to the Business and that any such competition by such Seller Party or Bondholder or any of its Affiliates would result in a significant loss of goodwill by the Business. The Seller Parties and Bondholders further acknowledge and agree that the covenants and agreements set forth in this Section 5.2 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that none of Buyer or its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Seller Party or Bondholder breached the provisions of this Section 5.2.

(b) Restrictive Covenants. In further consideration of the amounts to be paid hereunder for the Business, each Seller Party and Bondholder covenants and agrees that such Seller Party or Bondholder will not, and will cause its Affiliates not to, without the prior written consent of Buyer, (i) engage in the States of Kentucky, Indiana and Ohio, directly or indirectly, in any business competing or, to such Seller Party’s or Bondholder’s Knowledge, planning to compete with the Business, and (ii) solicit and serve any customers of the Business, in each case for the period of time following the Closing as is set forth on Schedule 5.2(b). In addition, each Seller Party and Bondholder agrees that until the fifth (5th) anniversary of the Closing, such Seller Party or Bondholder shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person, solicit, hire or attempt to hire any Hired Employee, any current or former employee of any Seller Party or its Affiliates or any current employee of Buyer.

(c) Remedies. If, at the time of enforcement of any of the covenants contained in Section 5.2(b) (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. Each Seller Party and Bondholder has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Acquired Assets and the Business made by Buyer hereunder. Each Seller Party and Bondholder further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale of the Business and the goodwill of the Business.

If any of the Seller Parties, Bondholders or any of their Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer or any of its respective Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, or any of its Affiliates, at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and

(ii) the right and remedy to require the Seller Parties and Bondholders to account for and pay over to Buyer or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Seller Party or Bondholders, or any of their Affiliates, was in breach of any of the Restrictive Covenants.

(d) In the event of any breach or violation by any Seller Party or Bondholder, or any of their Affiliates, of any of the Restrictive Covenants, the time period of such covenant as to such Seller Party or Bondholder shall be tolled until such breach or violation is resolved. For the avoidance of doubt, the Seller Parties shall not be deemed to be Affiliates of any Bondholder for purposes of this Section 5.2.

5.3 Further Assurances. Following the Closing, each of the Seller Parties, the Bondholders and the ESOP Trustee shall execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request and provide and shall take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including the transfer to Buyer of the Acquired Assets, and each of Parent, Queensgate, Mullaghan and Beverage shall execute such documents provided by Buyer as may be necessary to assist Buyer in preserving or perfecting its rights in the Acquired Assets.

5.4 Confidentiality.

(a) The Parties acknowledge and agree that certain information relating to the Parties is confidential (“Confidential Information”). Confidential Information includes (i) all of the terms and conditions of this Agreement and any of the other Transaction Documents, (ii) all information regarding the Seller Parties, the Bondholders, or the ESOP disclosed to Buyer or learned by Buyer during Buyer’s due diligence of the Seller Parties, the Bondholders, and the ESOP and all information regarding Buyer disclosed to the Seller Parties, the Bondholders, or the ESOP or learned by the Seller Parties, the Bondholders or the ESOP during the Parties’ negotiations, and (iii) any information relating to the negotiations between the Parties, including, without limitation, offers and counteroffers regarding the terms and conditions of this Agreement and the Transaction Documents which do and do not ultimately form part of the final executed versions of the Transaction Documents. The Parties further acknowledge and agree that Confidential Information also includes (A) financial, accounting and Tax information, including, without limitation, earnings, sales, financial projections and other similar information, (B) internal policies and procedures, marketing strategies and pricing information, (C) sources of supplies and terms of suppliers, (D) information relating to business practices, (E) personnel information, (F) information relating to litigation or possible litigation and (G) information relating to the other Acquired Intellectual Property.

(b) The Parties shall treat all Confidential Information as strictly confidential and proprietary, shall not disclose such Confidential Information and shall comply in all material respects with all Laws protecting such Confidential Information from unauthorized disclosure. The Parties further agree not to take any action which would cause all or any portion of the Confidential Information which is privileged to lose such protection. Each Party shall implement such systems and controls as may be reasonably necessary to ensure that it and each of its officers, directors, Affiliates, agents, representatives and employees comply with the confidentiality provisions of this Agreement.

(c) Notwithstanding any terms herein to the contrary, information shall not be considered Confidential Information if such information (i) was available to the public prior to the time of disclosure to the receiving Party, (ii) becomes available to the public as a result of action by Persons other than the receiving Party, (iii) was rightfully in a Party’s possession prior to receipt of such information from the other Party hereto, (iv) was obtained by the receiving Party from a third party not Known by the receiving Party to be under any obligation not to so disclose or (v) is information which the receiving Party can document was independently developed by such Party.

(d) If, for any reason, the terms of this Section 5.4 conflict with any other confidentiality agreement to which any Party is subject for the benefit of the other Parties, including, but not limited to, the Confidentiality Agreement, all such conflicts shall be resolved by giving the maximum confidentiality protections to the Confidential Information.

(e) If any Party is, in the opinion of counsel, required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena or civil investigative demand) to disclose any Confidential Information, then it will notify, if not prohibited by Law, the other Parties promptly of the requirement so that the other Parties may seek an appropriate protective order (at their sole cost) or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such Party is, in the opinion of counsel, legally compelled to disclose any Confidential Information in connection with any legal Proceeding, interrogatory, subpoena or civil investigative demand, then it may disclose such Confidential Information to the extent required in connection therewith; provided, that it will use its commercially reasonable efforts to assist the other Parties in obtaining, at the request and expense of the other Parties, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as the other Parties may designate.

(f) This Section 5.4 shall survive the Closing. For the avoidance of doubt, the Seller Parties shall not be deemed to be Affiliates of any Bondholder for purposes of this Section 5.4.

5.5 Transfer Taxes. All sales, use, transfer, real property transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs, arising out of the transfer of the Acquired Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Acquired Assets (collectively, the “Transfer Taxes”) shall be the responsibility of Parent, Queensgate, Mullaghan or Beverage. The Tax Returns relating to such Transfer Taxes shall be timely prepared by Parent, Queensgate, Mullaghan or Beverage, as applicable, and Parent, Queensgate, Mullaghan and Beverage will provide copies of such Tax Returns to Buyer within ten (10) days of filing such Tax Returns.

5.6 Property Taxes.

(a) All ad valorem Taxes, real property Taxes, personal property Taxes and similar obligations attributable to the Business with respect to the Tax period in which the Closing Date occurs (“Property Taxes”) shall be apportioned as of the Effective Time among Parent, Queensgate, Mullaghan and Beverage, as applicable, on the one hand, and Buyer, on the other, determined by prorating such Property Taxes on a daily basis over the entire taxable period.

(b) Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all Property Taxes relating to the taxable period during which the Closing Date occurs. Buyer shall send to Parent, Queensgate, Mullaghan and Beverage a statement that apportions the Property Taxes as of the Effective Time between Parent, Queensgate, Mullaghan and Beverage, on the one hand, and Buyer, on the other, based upon Property Taxes actually invoiced and paid to the taxing authorities by Buyer for the Tax year which includes the Closing Date. This statement shall be accompanied by proof of Buyer’s actual payment of such Property Taxes for such Tax year. Within ten (10) Business Days of receipt of such statement and proof of payment, Parent, Queensgate, Mullaghan or Beverage, shall reimburse Buyer for their pro-rated portion of such Property Taxes.

5.7 Cooperation on Tax Matters.

(a) Cooperation. Buyer, Parent, Queensgate, Mullaghan and Beverage shall, or shall cause their respective Affiliates to, furnish or cause to be furnished to each other, as promptly as practical, such information and assistance relating to the Business, the Acquired

Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest or for the prosecution or defense of any suit or other Proceeding relating to Tax matters.

(b) Mitigation. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

5.8 Misdirected Payments. Following the Closing, to the extent that the Buyer receives any checks, cash or other form of payment that is the property of Parent, Queensgate, Mullaghan or Beverage, Buyer shall promptly return the same to Parent, Queensgate, Mullaghan or Beverage, as applicable. Following the Closing, to the extent that any of Parent, Queensgate, Mullaghan or Beverage receives any checks, cash or other form of payment that is the property of Buyer after the Effective Time, Parent, Queensgate, Mullaghan or Beverage, as applicable, shall promptly return the same to Buyer.

5.9 Consents. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right if the assignment or attempted assignment thereof without the Consent of another Person would (i) constitute a breach thereof or adversely effect the Business; (ii) be ineffective or render the Assumed Contract void or voidable, or (iii) materially affect Parent’s, Queensgate’s, Mullaghan’s or Beverage’s, as applicable, rights thereunder so that Buyer would not in fact receive all such rights. In any such event, Parent, Queensgate, Mullaghan and Beverage shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Assumed Contract, claim or right, including enforcement of any and all rights of Parent, Queensgate, Mullaghan or Beverage, as applicable, against the other Person arising out of the breach or cancellation by such other Person or otherwise. After the Closing, except as otherwise requested by Buyer in writing, the Buyer, Parent, Queensgate, Mullaghan and Beverage, shall continue to use reasonable best efforts to obtain the Consent to the assignment of such Assumed Contract, claim or right.

5.10 Payment of Excluded Liabilities. On and after the Closing Date, Parent Queensgate, Mullaghan, Beverage and the ESOP (but solely as to any Excluded Liability owed by the ESOP) shall pay and discharge when due, all of the Excluded Liabilities. If any Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business, Buyer may at any time after the Closing Date elect to make all such payments directly (but shall have no obligation to do so) and will be promptly reimbursed by the Seller Parties, the Bondholders and the ESOP (but solely as to any Excluded Liability owed by the ESOP) for such payments.

5.11 Bulk Sales. Each of the Parties hereby waives compliance with any applicable “bulk sales law” or other similar Law.

5.12 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Seller Parties prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) delivered to it at the Closing and relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Business; provided, however, that if the Seller Parties request in writing prior to any destruction of such books and records that Buyer deliver such books and records, at the cost and expense of the Seller Parties, to the Seller Parties instead of destroying them, Buyer will do so; and

(ii) upon reasonable notice, afford any of the Seller Parties reasonable access (including the right to make, at such Seller Party’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, the Seller Parties shall:

(i) retain the books and records (including personnel files) of the Business and its operations for periods prior to the Closing; provided, however, if the Buyer requests in writing prior to any destruction of such books and records that the Seller Parties deliver such books and records, at the cost and expense of the Buyer, to Buyer instead of destroying them, the Seller Parties will do so; and

(ii) upon reasonable notice, afford Buyer and its Affiliates reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) None of the Parties shall be obligated to provide the other Parties with access to any books or records (including personnel files) pursuant to this Section 5.12 where such access would violate any Law.

5.13 Access. In order to facilitate the preparation of audited financial statements of the Seller Parties by Barnes & Dennig for the 2012 calendar year and for the preparation of tax returns by the Seller Parties’ tax accountant, Buyer shall provide to Parent and its accountants and other agents and representatives reasonable access to the Seller Parties’ facilities sold to Buyer pursuant to this Agreement (during normal business hours and as shall otherwise be agreed upon between Buyer and the Seller Parties), books and records, and employees (during normal business hours) as are necessary to allow Barnes & Dennig to prepare audited financial statements and for the tax accountant to prepare such tax returns.

5.14 Post-Closing Environmental Matters. Following the Closing, Buyer will conduct an investigation of environmental conditions around the underground storage tank (UST) systems at the Owned Real Property based on the recommendations in the Report of Phase I Environmental Site Assessment, dated December 28, 2012, prepared by Civil & Environmental Consultants, including, without limitation, a Phase II investigation that may include sampling and analysis of soil, materials and/or groundwater (“Post-Closing Environmental Investigation”). The Post-Closing Environmental Investigation shall be conducted pursuant to a scope of work reasonably acceptable to Buyer, the Seller Parties and the Bondholders’ Representative. Upon receipt, Buyer shall provide the Seller Parties and the Bondholders’ Representative with a copy of the results and report of the Post-Closing Environmental Investigation. To the extent the Post-Closing Environmental Investigation indicates that the Owned Real Property, or any portion thereof or equipment or structure thereon, requires repair, corrective action or remediation, Buyer shall prior to beginning any repair, corrective action or remediation: consult with the Seller Parties and the Bondholders’ Representative to determine a commercially reasonable scope of work for such repairs, corrective action or remediation; and provide to the Seller Parties a written workplan of the proposed scope of the repairs, corrective action or remediation to be performed at the Owned Real Property. Buyer will conduct and control any repairs, corrective action or remediation at the Owned Real Property; provided, however, that any repairs or corrective action shall be limited to actions to prevent leaks or Releases from the UST systems and that any remediation subject to this Section 5.14 shall be limited to: remediation of soils and groundwater impacted by the UST systems currently in use at the Owned Real Property; and the extent as would be necessary in the discretion of Buyer to achieve a no further action or equivalent determination from the Ohio Bureau of Underground Storage Tank Regulations, State of Ohio Environmental Protection Agency or other Government Entity with jurisdiction over remediation of soil and groundwater at the Owned Real Property. The Seller Parties and the Bondholders shall be jointly and severally liable for all costs and expenses of, or related to, such repairs, corrective action or remediation, which costs or expenses shall be made from the Escrow Amount; provided, however, that if such costs and expenses exceed the amount of funds then remaining in the Escrow Account, Buyer may set-off against any amount owed pursuant to the Earn-Out. Moreover, Buyer shall have direct recourse against the Seller Parties and the Bondholders and the Seller Parties and the Bondholders shall pay to Buyer any portion of such costs and expenses owed under this Section 5.14 that are not paid from the Escrow Amount or set-off against the Earn-Out. The Seller Parties’ and the Bondholders’ obligations to pay the costs and expenses of Buyer related to matters covered by this Section 5.14 shall not be subject to any cap or limitation on liability. This covenant shall survive the Closing in perpetuity.

5.15 UniPro Receivables. For a period of 210 days following the Closing Date, Queensgate and its Affiliates shall continue to pay any fees and assessments related to its or any of its Affiliates’ membership in UniPro Foodservice, Inc. and its affiliated entities (“UniPro”), including, but not limited to, any fees and assessments (including any termination fees or payments) required to be paid pursuant to the UniPro Membership Agreement. Further, for a period of 210 days following the Closing, Queensgate and its Affiliates shall use their best efforts to collect any amounts owed to Queensgate or any of its Affiliates by UniPro, including, but not limited to, any allowances, patronage dividends, marketing and rebates receivables, productivity surplus receivables, produce-related receivables and transportation-related receivables, and shall promptly, but in no event later than the fifth (5th) Business Day following the receipt thereof, remit all such amounts, net of any UniPro fees and assessments of Queensgate or any of its Affiliates, including but not limited to, fees and assessments (including any termination fees or payments) paid (including, without duplication, as a result of UniPro netting such fees and assessments from amounts paid to Queensgate and its Affiliates) pursuant to the UniPro Membership Agreement, to Buyer. For a period of 30 days following Buyer’s receipt of written notice that Queensgate and its Affiliates have made the final payment to Buyer pursuant to this Section 5.15, Buyer and its agents and representatives shall be permitted to review Queensgate’s and its Affiliates’ working papers related to the amounts paid thereby to UniPro in connection with this Section 5.15 and the amounts collected thereby from UniPro in connection with this Section 5.15. Further, promptly following the request of Buyer, Queensgate’s and it Affiliates’ agents and representatives shall meet with Buyer and its agents and representatives to discuss the calculation of the amounts paid by Queensgate and its Affiliates to UniPro in connection with this Section 5.15 and the amounts received by Queensgate and its Affiliates from UniPro in connection with this Section 5.15, and each of Buyer, Queensgate and its Affiliates shall use their reasonable best efforts to resolve any disputes regarding Queensgate’s and its Affiliates’ payment of amounts owed to UniPro in connection with this Section 5.15 and Queensgate’s and its Affiliates’ receipt of amounts collected from UniPro in connection with this Section 5.15.

ARTICLE VI.

INDEMNIFICATION

6.1 Survival.

(a) All of the representations and warranties of the Parties made in this Agreement or made pursuant to this Agreement shall survive the Closing and shall expire twelve (12) months following the Closing; provided, however, that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted prior to such time. Notwithstanding the foregoing to the contrary, the representations and warranties contained in Section 2.1 (Organization and Power), Section 2.2 (Authorization), Section 2.3 (Non-Contravention), the first and third sentences of Section 2.7 (Assets), Section 2.19 (Tax Matters), Section 2.20 (Environmental Matters), Section 3.1 (Organization), Section 3.2 (Authority Relative to this Agreement; No Violation), Section 3.3 (Conflicts, etc.), and Section 3.4 (Title) (collectively, the “Fundamental Representations”) shall survive in perpetuity. The right of an Indemnified Party to assert any new claim for indemnification after the expiration of the above survival periods shall terminate. The covenants and other agreements of the Parties contained in this Agreement and the other Transaction Documents shall survive the Closing for the period so specified or until they are otherwise terminated or performed in full in accordance with the respective terms.

(b) Notwithstanding anything to the contrary in this Agreement, it is the explicit intent of each Party that neither the Seller Parties, the Bondholders and the ESOP nor Buyer are making any representation or warranty whatsoever, express or implied, except for those representations and warranties contained in Article II, III and IV of this Agreement, respectively, or elsewhere throughout this Agreement. In particular, the Seller Parties, the Bondholders and the ESOP make no representation or warranty to Buyer with respect to any financial projection or forecast relating to the Business. With respect to any projection or forecast delivered by or on behalf of the Seller Parties, the Bondholders and the ESOP to Buyer or otherwise discussed with Buyer, Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to Buyer, and (iv) Buyer shall have no claim or action against the Seller Parties with respect thereto. Nothing in this Section 6.1(b) shall be deemed to limit, alter or otherwise affect the representations and warranties of the Seller Parties, the Bondholders or the ESOP set forth in Article II or Article III.

6.2 Indemnification

(a) Indemnification by the Seller Parties and Bondholders. Subject to the limitations set forth in this Article VI, from and after the Closing, each Seller Party and each Bondholder, jointly and severally, shall indemnify, defend and hold harmless Buyer and its directors, officers, employees, shareholders, members, partners, agents, Affiliates, successors and assigns (each such foregoing Person a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to (“Seller Party Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the Seller Parties, the Bondholders or the ESOP in this Agreement; provided, however, that (i) to the extent that there is a breach of any Seller Party’s, any Bondholder’s or the ESOP’s representations for which Buyer receives funds as a result of an adjustment to the Purchase Price under this Agreement, Buyer shall not be entitled to indemnification hereunder for the amount of such adjustment, and (ii) as to the representations made by Bondholders as to themselves individually in Sections 2.2 and 2.3, each Bondholder shall be severally liable to Buyer and Buyer shall look only to such Bondholder for such breach or inaccuracy;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Seller Parties, the Bondholders or the ESOP prior to, at or after the Closing pursuant to this Agreement (excluding the covenants and agreements contained in Section 5.2 and Section 5.4);

(iii) the Excluded Liabilities;

(iv) any Liabilities arising out of or relating to violations of any Environmental Laws by the Seller Parties, the use or disposal of Hazardous Materials by the Seller Parties, the Bondholders or the ESOP, or the presence or Release of any Hazardous Material at, to or from the Owned Real Property or any other real property owned or utilized in connection with the Business prior to the Closing;

(v) the Excluded Assets; and

(vi) the ownership and operation of the Acquired Assets and the Business prior to the Effective Time.

(b) Indemnification by the ESOP. Subject to the limitations set forth in this Article VI, from and after the Closing, the ESOP shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to (“ESOP Buyer Indemnifiable Losses” and together with Seller Party Indemnifiable Losses, “Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by the ESOP in this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the ESOP prior to, at or after the Closing pursuant to this Agreement; and

(iii) the Excluded Liabilities to the extent they are a liability of the ESOP.

(c) Indemnification by Buyer. Subject to the limitations set forth in this Article VI, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Parties, the Bondholders, the ESOP and their respective directors, officers, employees, shareholders, members, partners, agents, Affiliates, successor and assigns (each such foregoing Person a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) from and against any Losses the Seller Indemnitees may suffer, sustain or become subject to (“Seller Indemnifiable Losses”), arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer prior to, at or after the Closing pursuant to this Agreement;

(iii) the Assumed Liabilities; and

(iv) the ownership and operation of the Acquired Assets and the Business from and after the Effective Time.

Each Buyer Indemnitee and each Seller Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party”).

(d) Breaches of Sections 5.2 and 5.4. With respect to any breach or nonfulfillment of the covenants in Section 5.2 and Section 5.4, the obligations of the Seller Parties, the Bondholders and the ESOP thereunder shall be several and not joint, and each Seller Party or Bondholder shall only be responsible for any breach or nonfulfillment by such Seller Party, Bondholder or the ESOP.

6.3 Limits on Indemnification.

(a) The Seller Parties, the Bondholders and the ESOP shall not have any obligation to indemnify Buyer Indemnitees with respect to any Buyer Indemnifiable Losses arising under Section 6.2(a)(i) or Section 6.2(b)(i) until Buyer Indemnitees shall first have suffered aggregate Buyer Indemnifiable Losses in excess of $75,000 (the “Basket”) (at which point, subject to the limitations set forth in this Article VI, the Seller Parties, the Bondholders and the ESOP shall be obligated to indemnify Buyer Indemnitees for all such Buyer Indemnifiable Losses including the Basket). Notwithstanding the foregoing, claims asserted under Section 6.2(a)(i) or Section 6.2(b)(i) for Buyer Indemnifiable Losses arising from a breach of a Fundamental Representation shall not be subject to the Basket.

(b) Notwithstanding anything to the contrary contained herein, the aggregate Liability of (i) the Seller Parties and the Bondholders for Seller Party Buyer Indemnifiable Losses arising under Section 6.2(a)(i) from a breach of a representation or warranty that is not a Fundamental Representation, and (ii) the ESOP for ESOP Buyer Indemnifiable Losses arising under Section 6.2(b)(i) from a breach of a representation or warranty that is not a Fundamental Representation, shall not exceed the Escrow Amount. Otherwise, there shall be no cap on the Seller Parties’, the Bondholders’ or the ESOP’s indemnification obligation for Buyer Indemnifiable Losses.

(c) Buyer shall not have any obligation to indemnify Seller Indemnitees with respect to any Seller Indemnifiable Losses arising under Section 6.2(c)(i) until Seller Indemnitees shall first have suffered aggregate Seller Indemnifiable Losses in excess of the Basket (at which point, subject to the limitations set forth in this Article VI, Buyer shall be obligated to indemnify Seller Indemnitees for all such Seller Indemnifiable Losses, including the Basket).

(d) Notwithstanding anything to the contrary contained herein, the aggregate Liability of Buyer for Seller Indemnifiable Losses arising under Section 6.2(c)(i) from a breach of a representation or warranty, other than the representations and warranties contained in Section 4.1 or Section 4.2, shall not exceed the Escrow Amount. Otherwise, there shall be no cap on Buyer’s indemnification obligation for Seller Indemnifiable Losses.

(e) An Indemnified Party shall, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification hereunder at the Indemnifying Party’s expense.

(f) Notwithstanding any provision to the contrary, nothing in this Agreement shall limit or restrict any Indemnified Party’s right to maintain or recover any damages caused by or resulting from fraudulent or intentional misrepresentation with respect to any of the representations or warranties contained herein or willful misconduct on the part of any other Party hereto.

(g) The Parties shall treat any payments made pursuant to this Article VI as an adjustment to the Purchase Price for federal Tax purposes, unless a final determination causes such payment not to be treated as an adjustment to the Purchase Price for federal Tax purposes.

(h) Any claim by any Buyer Indemnitee for Seller Party Buyer Indemnifiable Losses arising from Section 6.2(a) shall first be made against the Escrow Amount, if applicable, and then directly against any of the Seller Parties or the Bondholders. Any claim by any Buyer Indemnitee for ESOP Buyer Indemnifiable Losses arising from Section 6.2(b) shall first be made against the Escrow Amount, if applicable, and then directly against the ESOP.

6.4 Matters Involving Third Parties.

(a) Promptly after receipt by an Indemnified Party under Section 6.2(a), Section 6.2(b) or Section 6.2(c) of notice of the commencement of any claim by a third party against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give prompt notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Proceeding is materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any claim referred to in Section 6.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such third-party claim, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such third-party claim and, to the extent that it desires (unless (i) the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a third-party claim: (i) it will be conclusively established for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party is fully released from such claim; and (iii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent, such consent not to be unreasonably withheld or delayed. If notice is given to an Indemnifying Party of the commencement of any third-party claim and the Indemnifying Party does not, within twenty (20) days (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting the claim) after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party will be bound by any determination made in such third-party claim. Notwithstanding the foregoing, the Indemnifying Party shall not be bound by any compromise or settlement effected by the Indemnified Party without its consent (which may not be unreasonably withheld or delayed).

(c) Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a third-party claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of a third-party claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

6.5 Right to Offset. Upon written notice to the Bondholders’ Representative and Parent, Buyer may set-off any amount to which it may be entitled under this Article VI from any Seller Party, any Bondholder or the Bondholders’ Representative against amounts otherwise payable to the Seller Parties, the Bondholders or the Bondholders’ Representative, including, without limitation, any portion of the Earn-Out, to the extent earned. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement, including the Escrow Agreement or the Earn-Out Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.6 Insurance. Any Buyer Indemnifiable Losses and any related claims for, or obligations of, indemnification under this Article VI shall be net of any insurance recovery actually received by any Buyer Indemnitee related to the Buyer Indemnifiable Loss in question, offset by any cost or expense related to or resulting from such recovery.

ARTICLE VII.

MISCELLANEOUS

7.1 Fees and Expenses. Except as specifically set forth in this Agreement, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein, and the consummation of the transactions contemplated hereby and thereby; provided, however, that it is expressly understood and agreed to by all Parties that all expenses of the ESOP relating to the transactions contemplated by this Agreement, including the expenses of the ESOP Trustee, its legal counsel and its financial advisor, shall be borne by Queensgate.

7.2 Press Release and Announcements. None of the Parties hereto shall and each shall cause its Affiliates not to issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided, that the Party required to make such press release or public announcement shall, to the extent possible, confer with the other Party concerning the timing and content of such press release or public announcement before the same is made.

7.3 Remedies. Following the Closing and except as specifically provided for elsewhere in this Agreement, the indemnity obligations under Article VI shall be the sole and exclusive remedy for any breach of any representation, warranty or covenant (other than for a claim of fraud, willful misconduct or intentional misrepresentation). All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

7.4 Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by each of the Parties hereto. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

7.5 Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller Parties, the Bondholders or the ESOP without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of Parent. Notwithstanding the foregoing, Buyer may assign any or all of its rights under this Agreement to any Affiliate, or direct or indirect Subsidiary of Buyer, without the consent of Parent.

7.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.7 Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

7.8 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

7.9 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings (other than the Confidentiality Agreement), whether written or oral, relating to such subject matter in any way. Except as expressly set forth in this Agreement (or as set forth in any certificate delivered pursuant to this Agreement), no Party hereto has made any representations or warranties of any kind to any other Party hereto with respect to the transactions contemplated hereby and none shall be implied.

7.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person (including any Hired Employee), other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

7.11 Schedules and Exhibits. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

7.12 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

7.13 Venue. BUYER, THE SELLER PARTIES, THE BONDHOLDERS AND THE ESOP IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN NEW YORK COUNTY OVER ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT AND BUYER, THE SELLER PARTIES, THE BONDHOLDERS AND THE ESOP HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING MAY BE HELD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. BUYER, THE SELLER PARTIES, THE BONDHOLDERS AND THE ESOP AGREE THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. BUYER, THE SELLER PARTIES, THE BONDHOLDERS AND THE ESOP HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY HAVE TO THE LAYING OF VENUE IN NEW YORK COUNTY AND ANY OBJECTION TO ANY PROCEEDING IN NEW YORK COUNTY AS THE BASIS OF AN INCONVENIENT FORUM OR THAT THE VENUE OF THE PROCEEDING IS IMPROPER. BUYER, THE SELLER PARTIES, THE BONDHOLDERS AND THE ESOP HEREBY FURTHER WAIVE SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH PROCEEDINGS BY MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR DISPATCHED THROUGH A REPUTABLE OVERNIGHT COURIER SERVICE, ADDRESSED TO BUYER, THE SELLER PARTIES, THE BONDHOLDERS AND THE ESOP AT THEIR RESPECTIVE ADDRESSES APPEARING IN THIS AGREEMENT, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

7.14 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, five (5) Business Days after being sent by U.S. First Class mail (postage prepaid), or one (1) Business Day after dispatch to a reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer, the Seller Parties, the Bondholders and the ESOP at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Buyer:

The Chefs’ Warehouse Midwest, LLC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, Connecticut 06877

Attn: Alexandros Aldous, Esq.

with copies to (which shall not constitute notice to Buyer):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attn: D. Scott Holley, Esq.

Parent:

QG Holding, Inc.

619 Linn Street

Cincinnati, Ohio 45203

Attn: Patrick L. O’Callaghan, Jr.

with copies to (which shall not constitute notice to Parent):

Frost Brown Todd LLC

3300 Great American Tower

301 East Fourth Street

Cincinnati, Ohio 45202

Attention: Neil Ganulin

Queensgate:

Queensgate Food Group, LLC

619 Linn Street

Cincinnati, Ohio 45203

Attn: Patrick L. O’Callaghan, Jr.

with copies to (which shall not constitute notice to Queensgate):

Frost Brown Todd LLC

3300 Great American Tower

301 East Fourth Street

Cincinnati, Ohio 45202

Attention: Neil Ganulin

Mullaghan:

Mullaghan Properties, LLC.

619 Linn Street

Cincinnati, Ohio 45203

Attn: Patrick L. O’Callaghan, Jr.

with copies to (which shall not constitute notice to Mullaghan):

Frost Brown Todd LLC

3300 Great American Tower

301 East Fourth Street

Cincinnati, Ohio 45202

Attention: Neil Ganulin

Beverage:

SP Beverage Co., LLC

619 Linn Street

Cincinnati, Ohio 45203

Attn: Patrick L. O’Callaghan, Jr.

with copies to (which shall not constitute notice to Beverage):

Frost Brown Todd LLC

3300 Great American Tower

301 East Fourth Street

Cincinnati, Ohio 45202

Attention: Neil Ganulin

Bondholders:

D. Joseph Meyer

839 Woodshire Drive

Cincinnati, Ohio 45233

James A. Mullen Irrevocable Trust Dated December 17, 2012

J. Mark Mullen, Trustee

3802 Yorkshire Circle

Cleves, Ohio 45002

Kenneth R. Mullen

3820 Beaconwoods Drive

Cleves, Ohio 45002

J. Mark Mullen

2662 Lytham Court

Cincinnati, Ohio 45233

Michael E. Mullen

PO Box 270

7991 North Street

Miamitown, Ohio 45041

Michael E. Mullen Irrevocable Trust FBO Ryan M. Mullen

Michael E. Mullen, Trustee

PO Box 270

7991 North Street

Miamitown, Ohio 45041

Patrick L. O’Callaghan, Jr.

3610 Clifton Avenue

Cincinnati, Ohio 45220

with copies to (which shall not constitute notice to the Bondholders)

Vorys, Sater, Seymour and Pease LLP

Great American Tower

Suite 3500

301 East Fourth Street

Cincinnati, Ohio 45202

Attention: Jason L. Hodges

ESOP:

Queensgate Food Group Employee Stock Ownership Trust

c/o Colin M. Henderson

P.O. Box 180241

Dallas, Texas 75218-0241

with copies to (which shall not constitute notice to the ESOP)

K&L Gates, LLP

c/o Erin Turley

1717 Main Street

Dallas, Texas 75201

7.15 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.

7.16 Bondholders’ Representative.

(a) Each Bondholder hereby irrevocably appoints J. Mark Mullen to act as representative and attorney-in-fact of such Bondholder, in all matters provided for such Bondholder to act in this Agreement, and any certificate or instrument by the Bondholders’ Representative in its capacity as such on behalf of such Bondholders shall be deemed to be binding and enforceable against each such Bondholder. The Bondholders’ Representative shall be fully authorized to take any action (or to determine to take no action) with respect to all claims, and all other notices and communications relating to indemnification in the manner set forth in this Agreement as the Bondholders’ Representative then serving hereunder may deem appropriate in his absolute discretion, including, without limitation, the institution or defense of litigation on behalf of any Bondholder and the settlement or compromise of any dispute or controversy. Notwithstanding the foregoing, in no event shall the Bondholders’ Representative take any action for or on behalf of the Buyer. Each Bondholder and Seller Party agrees that the Bondholders’ Representative shall have no obligation or liability to any Seller Party or Bondholder for any action or omission taken or omitted by the Bondholders’ Representative in good faith hereunder, and each Bondholder shall, on a proportionate basis, indemnify and hold the Bondholders’ Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel and accounting fees and expenses) which the Bondholders’ Representative may sustain as a result of his actions or omissions hereunder. In the event that J. Mark Mullen is unable or unwilling to act as the Bondholders’ Representative, Patrick L. O’Callaghan shall be the successor Bondholders’ Representative and shall have all of the rights, authority and obligations of the Bondholders’ Representative hereunder.

(b) The Buyer shall be entitled to rely on written instructions of the Bondholders’ Representative and shall be protected from any Liability of any kind for actions taken in reliance upon such written instructions. In no event shall Buyer or any Affiliate of Buyer have any Liability whatsoever to any Bondholder for any actions taken by the Bondholders’ Representative pursuant to this Agreement or the Transaction Documents, including, but not limited to, the disbursement of the Base Purchase Price, the Earn-Out, the Purchase Price or the Escrow Amount.

(Next Page is Signature Page)

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

THE CHEF’S WAREHOUSE MIDWEST, LLC

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	General Counsel and Corporate Secretary

PARENT:

QG HOLDING, INC.

By:	/s/ Patrick L. O’Callaghan, Jr.
Name:	Patrick L. O’Callaghan, Jr.
Title:	Chairman, Director, President and Chief Executive Officer

QUEENSGATE:

QUEENSGATE FOOD GROUP, LLC

By:	/s/ Patrick L. O’Callaghan, Jr.
Name:	Patrick L. O’Callaghan, Jr.
Title:	President and Chief Executive Officer

MULLAGHAN

MULLAGHAN PROPERTIES, LLC

By:	/s/ Patrick L. O’Callaghan, Jr.
Name:	Patrick L. O’Callaghan, Jr.
Title:	President and Chief Executive Officer

BEVERAGE

SP BEVERAGE CO., LLC

By:	/s/ Patrick L. O’Callaghan, Jr.
Name:	Patrick L. O’Callaghan, Jr.
Title:	President and Secretary

Signature Page to Asset Purchase Agreement

BONDHOLDERS:

By:	/s/ D. Joseph Meyer
Name:	D. Joseph Meyer

By:	/s/ J. Mark Mullen
Name:	J. Mark Mullen, Trustee, James A. Mullen Irrevocable Trust Dated December 17, 2012

By:	/s/ Kenneth R. Mullen
Name:	Kenneth R. Mullen

By:	/s/ J. Mark Mullen
Name:	J. Mark Mullen

By:	/s/ Michael E. Mullen
Name:	Michael E. Mullen

By:	/s/ Michael E. Mullen
Name:	Michael E. Mullen, Trustee, Michael E. Mullen Irrevocable Trust FBO Ryan M. Mullen

By:	/s/ Patrick L. O’Callaghan, Jr.
Name:	Patrick L. O’Callaghan, Jr.

ESOP

QUEENSGATE FOOD GROUP EMPLOYEE STOCK OWNERSHIP TRUST

By:	/s/ Colin Henderson
Colin Henderson, not in his individual capacity
but solely in his capacity as ESOP Trustee for the

Queensgate Food Group Employee Stock Ownership Trust

BONDHOLDERS’ REPRESENTATIVE

By:	/s/ J. Mark Mullen
Name:	J. Mark Mullen

Signature Page to Asset Purchase Agreement

Annex A

Definitions

For the purposes this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 1.2.

“Acquired Intellectual Property” has the meaning set forth in Section 1.2(c).

“Acquired Inventory” has the meaning set forth in Section 1.2(a).

“Additional Collected Notes Receivable” has the meaning set forth in Section 1.5(e)(iii).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 1.7.

“Annual Financial Statements” has the meaning set forth in Section 2.4.

“AR Adjustment” has the meaning set forth in Section 1.5(d)(i).

“AR Notice of Disagreement” has the meaning set forth in Section 1.5(d)(i).

“Assumed Contracts” has the meaning set forth in Section 1.2(d).

“Assumed Liabilities” has the meaning set forth in Section 1.4(a).

“Base Purchase Price” has the meaning set forth in Section 1.5(a).

“Basket” has the meaning set forth in Section 6.3(a).

“Beverage” has the meaning set forth in the preamble.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 1.9(a)(iii).

“Bondholder” or “Bondholders” has the meaning set forth in the preamble.

“Bondholders’ Representative” has the meaning set forth in the preamble.

“Business” means Parent’s, Queensgate’s, Beverage’s and their Affiliates’ business related to the sale and distribution of food products to restaurants, hotels, clubs and retail stores.

“Business Day” means each day which is not a day on which banking institutions in the city of New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” or “Buyer Indemnitees” has the meaning set forth in Section 6.2(a).

“Buyer Indemnifiable Losses” has the meaning set forth in Section 6.2(b).

“Buyer’s Health Care Plan” has the meaning set forth in Section 5.1(c).

“Chartwell” has the meaning set forth in Section 1.4(b)(xv).

“Closing” has the meaning set forth in Section 1.8.

“Closing Date” has the meaning set forth in Section 1.8.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.5(b).

“Closing Date Net Working Capital” has the meaning set forth in Section 1.5(b).

“Closing Statement” has the meaning set forth in Section 1.9(a)(i).

“COBRA” has the meaning set forth in Section 5.1(c).

“COBRA Eligible Individuals” has the meaning set forth in Section 5.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.4(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated October 17, 2012, by and between Parent and The Chefs’ Warehouse, Inc.

“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Assumed Contracts.

“Contract” means any written or oral loan or credit agreement, note, bond, debenture, indenture, mortgage, guarantee, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice or other binding agreement, obligation, arrangement, understanding or commitment.

“Creditors’ Rights and Equitable Limitations” has the meaning set forth in Section 2.2.

“Designated Inventory” has the meaning set forth in Section 1.5(f).

“Disclosure Statement” has the meaning set forth in Section 3.7.

“Earn-Out” has the meaning set forth in Section 1.5(a).

“Earn-Out Agreement” has the meaning set forth in Section 1.5(a).

“EBITDA” has the meaning set forth in Section 1.5(a).

“Effective Time” has the meaning set forth in Section 1.8.

“Eligible Employees” has the meaning set forth in Section 5.1(a).

“Employee Plans” has the meaning set forth in Section 2.15(a).

“Environmental Claim” shall mean any Proceeding, notice, letter, demand or request for information (in each case in writing) by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Laws or the Release, emission or presence of any Hazardous Material at any location.

“Environmental Laws” shall mean any and all Laws promulgated, approved or entered thereunder by any Government Entity, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, or to human health or safety, including, without limitation, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Occupational Safety and Health Act and the Federal Toxic Substances Control Act, and any similar Laws of any Government Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.15(b).

“Escrow Account” has the meaning set forth in Section 1.6.

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Agreement” has the meaning set forth in Section 1.6.

“Escrow Amount” has the meaning set forth in Section 1.6.

“ESOP” has the meaning set forth in the preamble.

“ESOP Buyer Indemnifiable Losses” has the meaning set forth in Section 6.2(b).

“ESOP Credit Agreement” means the ESOP Credit Agreement between Queensgate Food Group Employee Stock Ownership Trust, as Borrower, and QG Holding, Inc., as Lender, and joined by Queensgate Food Group, LLC and Mullaghan Properties, LLC, dated March 13, 2008.

“ESOP Trustee” has the meaning set forth in the preamble.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Contracts” has the meaning set forth in Section 1.3(c).

“Excluded Liabilities” has the meaning set forth in Section 1.4(b).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 1.5(c).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 1.5(c).

“Final Notes Receivable Notice of Disagreement” has the meaning set forth in Section 1.5(e)(iii).

“Financial Statements” has the meaning set forth in Section 2.4.

“Fundamental Representations” has the meaning set forth in Section 6.1.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any of the Parties.

“Governmental License” means any license, permit, franchise certification, registration, identification number, certificate of need, certificate of occupancy, Food and Drug Administration registration, franchise, Consent or order of, or filing with, any state or federal Government Entity.

“Handling” shall mean the production, use, generation, emission, storage, treatment, transportation (including for disposal off-site), recycling, disposal (whether on-site or off-site), discharge, abandonment, Release or other management or disposition of any kind of any Hazardous Material.

“Hazardous Material” shall mean chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, mold, fungus, PCBs and any other chemicals, pollutants, substances or wastes, in each case regulated, or that could result in Liability, under Environmental Laws.

“Hired Employees” has the meaning set forth in Section 5.1(b).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under acceptance, letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Indemnified Party” has the meaning set forth in Section 6.2(c).

“Indemnifying Party” means a Party from whom indemnification is sought pursuant to Article VI.

“Infringe” has the meaning set forth in Section 2.14.

“Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications (including all provisional, divisions, divisionals, continuations, continuations in part and reissues), renewals, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), business methods, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, including invention disclosures (“Patents”), (ii) registered and unregistered trademarks, service marks, logos, designs, slogans, trade dress, trade names, brand names and corporate names, assumed names, business names and all other indicia of origin and registrations and applications for registration thereof (“Trademarks”), (iii) registered and unregistered copyrights in both published works and unpublished works of authorship and applications for registration thereof (“Copyrights”), (iv) computer software (including source code, object code, binary code and algorithms), application programming, user interfaces, databases and all documentation related thereto (“Software”), (v) trade secrets and Confidential Information (including without limitation ideas, formulas, compositions, know-how, trade secrets, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), rights in personal data, data, data collection and all rights therein throughout the world, process technology and blueprints and all other non-public information, Confidential Information and tangible and intangible proprietary information (“Trade Secrets”), (vi) domain name registrations, web addresses, uniform resource locators and websites (“Domain Names”) and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means Parent’s, Queensgate’s and Beverage’s goods, products and other items located at or in transit to Parent’s, Queensgate’s or Beverage’s facilities for sale to Seller Customers.

“IRS” has the meaning set forth in Section 2.15(a).

“Known” or “Knowledge” means, with respect to any Person (other than the ESOP), actual knowledge after reasonable inquiry and investigation, and with respect to the ESOP, actual knowledge of Colin Henderson after reasonable inquiry and investigation.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, Known or unknown, whenever arising, and including those arising under any Law, threatened or contemplated Proceeding or ruling of any Government Entity or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

“Lien” or “Liens” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance or other right of third parties, voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Loss” or “Losses” shall mean all claims, demands, suits, Proceedings, judgments, losses, Liabilities, damages, Taxes, costs and expenses of every kind and nature (including reasonable attorneys’ fees and costs of investigation).

“Material Adverse Effect” means a material and adverse effect upon (i) the Business, (ii) the Acquired Assets or (iii) the ability of the Seller Parties, the Bondholders or the ESOP to consummate the transactions contemplated hereby or perform its obligations hereunder; provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (B) changes, conditions or effects that affect the industries in which the Business operates in general, so long as such changes, conditions or effects do not have a disproportionate effect on the Business relative to other similarly situated participants in the industries in which the Business operates; (C) any change, effect or circumstance resulting from an action required or permitted by the Transaction Documents; (D) the effect of any changes in any applicable Laws or accounting rules, including GAAP; (E) any change, effect or circumstance resulting from the announcement of this Agreement other than in breach hereof; or (F) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God.

“Material Contract” means those Contracts to which Parent, Queensgate, Mullaghan or Beverage is a party or by which it or its assets or properties are otherwise bound, and that are categorized by any of the following: (a) each Contract that involves the performance of services or delivery of goods or materials by or to Parent, Queensgate, Mullaghan or Beverage resulting or reasonably expected to result in receipts or payment in excess of $50,000, (b) each Contract that was not entered into by Parent, Queensgate, Mullaghan or Beverage in the ordinary course of business, (c) each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other Contract or agreement affecting the ownership of, leasing of, title to or use of any real property used or held for use in the Business, (d) each license agreement or other Contract with respect to Intellectual Property, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property, (e) each collective bargaining agreement, including amendments and side letter agreements thereto, and any other Contract with any labor union or other employee representative of a group of employees of Parent, Queensgate, Beverage or their Affiliates, (f) each employment Contract, termination Contract, retention, change in control, severance, compensation and bonus Contract with any Seller Employee, (g) each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar Contract (including a sharing of profits, Losses, costs or Liabilities by Parent, Queensgate, Mullaghan or Beverage with any other Person), (h) all Contracts to loan money or extend credit to any other Person, (i) each Contract containing covenants that in any way purport to restrict or prohibit the business activity of Parent, Queensgate or Beverage to engage in any line of business or to compete with any Person, (j) each Contract providing for indemnification by Parent, Queensgate, Mullaghan or Beverage with respect to the Business or the Acquired Assets, (k) each Contract that creates or establishes a Lien on any of the Acquired Assets or otherwise is a Contract for borrowed money, (l) each Contract with any Government Entity, (m) each Employee Plan and (n) each other Contract that is not terminable by either party thereto upon 90 days notice.

“Monthly Financial Statements” has the meaning set forth in Section 2.4.

“Mullaghan” has the meaning set forth in the preamble.

“Net Working Capital” means the current assets (excluding cash and cash equivalents) of the Business minus the current liabilities (excluding the current portion of long-term debt, cash overdrafts and the fair value of derivatives) of the Business, in each case determined in accordance with GAAP and (except to the extent inconsistent with GAAP) applied on a basis consistent with the preparation of the Financial Statements.

“Non-Competition Agreement and Non-Solicitation Agreement” or “Non-Competition Agreements and Non-Solicitation Agreements” has the meaning set forth in Section 1.9(a)(vii).

“Notes Receivable” has the meaning set forth in Section 1.5(e)(i).

“Notes Receivable Adjustment” has the meaning set forth in Section 1.5(e)(i).

“Notes Receivable Notice of Disagreement” has the meaning set forth in Section 1.5(e)(i).

“Notice of Disagreement” has the meaning set forth in Section 1.5(c).

“Offer Letters” has the meaning set forth in Section 1.9(a)(vi).

“Owned Real Property” has the meaning set forth in Section 2.8(a).

“PACA” means the federal Perishable Agricultural Commodities Act.

“Parent” has the meaning set forth in the preamble.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; and (iii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Owned Real Property that do not affect or interfere in a material way with the use of the Owned Real Property by Parent, Queensgate, Mullaghan or Beverage.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Personal Property” has the meaning set forth in Section 1.2(b).

“Pledge Agreement” means the Pledge Agreement between Queensgate Food Group Employee Stock Ownership Trust, as Pledgor, and QG Holding, Inc., as Pledgee, dated March 13, 2008.

“Post-Closing Adjustment” has the meaning set forth in Section 1.5(c).

“Post-Closing Environmental Investigation” has the meaning set forth in Section 5.14.

“Post-Closing Inventory Adjustment” has the meaning set forth in Section 1.5(f).

“Pre-Closing Tax Period” shall mean any taxable period of the Business that ends prior to the Effective Time.

“Proceedings” has the meaning set forth in Section 2.11.

“Property Taxes” has the meaning set forth in Section 5.6(a).

“Purchased Accounts Receivable” has the meaning set forth in Section 1.2(k).

“Purchase Price” has the meaning set forth in Section 1.5(a).

“Queensgate” has the meaning set forth in the preamble.

“Release” or “Released” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including abandoning or discarding).

“Restrictive Covenants” has the meaning set forth in Section 5.2(c).

“Seller Customers” means those Persons to which Parent, Queensgate or Beverage has sold any food products at any time, whether or not such Person is a current customer of Parent, Queensgate or Beverage.

“Seller Employees” has the meaning set forth in Section 2.13(a).

“Seller Health Plan Participant” has the meaning set forth in Section 5.1(c).

“Seller Indemnitee” or “Seller Indemnitees” has the meaning set forth in Section 6.2(c).

“Seller Indemnifiable Losses” has the meaning in Section 6.2(c).

“Seller Parties” has the meaning set forth in the preamble.

“Seller Party Buyer Indemnifiable Losses” has the meaning set forth in Section 6.2(a).

“Settlement Date” has the meaning set forth in Section 1.5(d)(i).

“Survey” has the meaning set forth in Section 1.9(a)(v).

“Target Net Working Capital” means $3,434,000.

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Title Policy” has the meaning set forth in Section 1.9(a)(v).

“Transaction Documents” has the meaning set forth in Section 2.1(b).

“Transfer Taxes” has the meaning set forth in Section 5.5.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Trust” has the meaning set forth in the preamble.

“UniPro” has the meaning set forth in Section 5.15.

“UniPro Membership Agreement” means that certain Membership Agreement dated May 1, 2000 between UniPro Foodservice, Inc. and SSTJ, Inc. d/b/a Queensgate Foodservice, as amended.